EXHIBIT 99.4

        PRO FORMA VALUATION REPORT

DANVERS BANCORP, INC.

HOLDING COMPANY FOR
DANVERSBANK
Danvers, Massachusetts

Dated As Of:
August 10, 2007

Prepared By:

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP® FINANCIAL, LC.
Financial Services Industry Consultants

August 10, 2007

Board of Directors
Danvers Bancorp, Inc.
Danversbank
One Conant Street
Danvers, Massachusetts 01923

Members of the Board of Directors:

        At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of stock issuance described below. This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS") and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks (the "Division") in the absence of separate written valuation guidelines.

Plan of Conversion

        Danvers Bancorp, Inc. ("DBI" or the "Company") was organized in 1998, concurrent with the reorganization of Danversbank (the "Bank") from a state-chartered mutual savings bank into a mutual holding company structure ("MHC"). In conjunction with the reorganization, DBI was formed and concurrently owns all the capital stock of the Bank. No stock was issued publicly pursuant to the reorganization. The Bank transferred a small portion of its retained earnings to DBI for its initial capitalization. At the same time, the Bank converted to a state-chartered stock savings bank with the Company owning all of its outstanding stock. The Company is a bank holding company and conducts its operations primarily through the Bank.

        The respective Boards of Directors of the MHC and the Company adopted a plan of conversion and reorganization on June 15, 2007 (the "Plan"). Pursuant to the Plan, the Company will convert from the mutual holding company form of organization to the stock form and will sell shares of common stock to the public in a stock offering. The conversion (the "Conversion") will be accomplished under the laws of the Commonwealth of Massachusetts and the regulations of the Division and the FDIC, and other applicable laws and regulations. As part of the Conversion, the MHC, the mutual holding company parent of the Bank will be merged into the Bank and the MHC will no longer exist. The Company, a Massachusetts corporation, which owns 100% of the Bank, will be succeeded by a new Delaware corporation with the same name. When the conversion is completed, all of the capital stock of Danversbank will be owned by Danvers Bancorp, Inc., the newly formed Delaware-chartered holding company, and all of the common stock of DBI will be owned by public stockholders.

Washington Headquarters

Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 E-Mail: mail@rpfinancial.com

Boards of Directors
August 10, 2007

        Concurrent with the plan of conversion and reorganization, the Company will retain up to 50% of the net proceeds raised in the offering and downstream to the Bank the remaining net proceeds. The funds downstreamed to the Bank will be includable as Tier 1 capital for regulatory capital purposes. Immediately after consummation of the conversion and reorganization, it is not anticipated that the Company will engage in any business activity other than ownership of the Bank subsidiary, extending the loan to the Bank's newly formed employee stock ownership plan ("ESOP") and investment of stock proceeds that are retained by the Company. It is anticipated that the shares will be offered in a subscription offering to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders, Employee Stock Ownership Plan, and Employees, Officers and Trustees of Danversbank and the MHC and Corporators of the MHC. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

        Concurrent with the Conversion, the Bank will form a charitable foundation called the Danversbank Foundation (the "Foundation"). The Foundation will be funded with a contribution of $350,000 in cash and with shares equal to the lesser of 650,000 shares or 5% of the shares sold in the offering.

RP® Financial, LC.

        RP® Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

        In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the Division, FDIC, and the Securities and Exchange Commission ("SEC"). In preparing our appraisal, we have reviewed the Bank's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of Bank and the Company that has included a review of its audited financial information for the fiscal years ended December 31, 2002 through December 31, 2006 and various audited and unaudited information and internal financial reports through June 30, 2007. We have also engaged in due diligence related discussions with the Company's management; Wolf & Company, PC, the Bank's independent auditor; Goodwin Proctor, LLP., the Company's counsel in connection with the Conversion, and Sandler O'Neill Partners, LLP, the Company's financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.

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August 10, 2007

While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

        We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock offering on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded thrifts. We have reviewed market conditions for stocks in general and market conditions for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have also considered the expected market for the Company's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions and/or those institutions that exhibit other unusual characteristics.

        Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

        Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts. Changes in the local, state and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company's value alone. It is our understanding that the Company intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

        Pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the conversion offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

        It is our opinion that, as of August 10, 2007, the aggregate pro forma market value of the Company's common stock, including the stock portion of the contribution to the Foundation immediately following the offering, is $136,500,000 at the midpoint, equal to 13,650,000 shares issued at a per share value of $10.00. The resulting range of value pursuant to regulatory

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August 10, 2007

guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below.

Valuation Range	Offering Amount	Foundation Shares	Total Issued
Shares
Minimum	11,050,000	552,500	11,602,500
Midpoint	13,000,000	650,000	13,650,000
Maximum	14,950,000	650,000	15,600,000
Supermaximum	17,192,500	650,000	17,842,500
Value
Minimum	$110,500,000	$5,525,000	$116,025,000
Midpoint	$130,000,000	$6,500,000	$136,500,000
Maximum	$149,500,000	$6,500,000	$156,000,000

Limiting Factors and Considerations

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

        RP Financial's valuation was determined based on the financial condition and operations of the Company as of June 30, 2007, the date of the financial data included in the regulatory applications and prospectus.

        RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the Company, its principals or employees from purchasing stock of its client institutions.

        The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift stocks. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be

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August 10, 2007

made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,
RP® FINANCIAL, LC.
William E. Pommerening Chief Executive Officer
James P. Hennessey Senior Vice President

RP® Financial, LC

TABLE OF CONTENTS
DANVERS BANCORP, INC.
Danvers, Massachusetts

DESCRIPTION	PAGE
NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction	1.1
Current Organization Structure	1.1
Plan of Conversion	1.3
Establishment of a Charitable Foundation	1.5
Strategic Overview	1.5
Balance Sheet Trends	1.11
Income and Expense Trends	1.17
Non-Recurring Expenses	1.23
Interest Rate Risk Management	1.23
Lending Activities and Strategy	1.25
Asset Quality	1.28
Funding Composition and Strategy	1.29
Subsidiary	1.31
Legal Proceedings	1.31

CHAPTER TWO	MARKET AREA

Introduction	2.1
The Greater Boston Area	2.2
Market Area Demographics	2.4
Local Economy	2.6
Market Area Deposit Characteristics	2.8

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection	3.1
Financial Condition	3.6
Income and Expense Components	3.9
Loan Composition	3.13
Credit Risk	3.13
Interest Rate Risk	3.16
Summary	3.18

RP® Financial, LC

TABLE OF CONTENTS
DANVERS BANCORP, INC.
Danvers, Massachusetts
(continued)

DESCRIPTION	PAGE
NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction	4.1
Appraisal Guidelines	4.1
RP Financial Approach to the Valuation	4.1
Valuation Analysis	4.2
1. Financial Condition	4.3
2. Profitability, Growth and Viability of Earnings	4.4
3. Asset Growth	4.6
4. Primary Market Area	4.6
5. Dividends	4.8
6. Liquidity of the Shares	4.9
7. Marketing of the Issue	4.9
A. The Public Market	4.10
B. The New Issue Market	4.15
C. The Acquisition Market	4.17
8. Management	4.18
9. Effect of Government Regulation and Regulatory Reform	4.19
Summary of Adjustments	4.19
Valuation Approaches	4.19
Comparison to Recent Offerings	4.23
Valuation Conclusion	4.24

RP® Financial, LC

LIST OF TABLES
DANVERS BANCORP, INC.
Danvers, Massachusetts

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Unconsolidated Balance Sheet	1.4
1.2	Historical Balance Sheets	1.13
1.3	Historical Income Statements	1.18

2.1	Summary Demographic Data	2.5
2.2	Primary Market Area Employment Sectors	2.6
2.3	Greater Boston Area Employment Sector Projections	2.7
2.4	Unemployment Trends	2.8
2.5	Middlesex & Suffolk County Deposit Detail	2.10

3.1	Peer Group of Publicly-Traded Thrifts	3.3
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition and Related Information	3.14
3.5	Credit Risk Measures and Related Information	3.15
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.17

4.1	Peer Group Market Area Comparative Analysis	4.7
4.2	Pricing Characteristics and After-Market Trends	4.16
4.3	Public Market Pricing	4.26

RP® Financial, LC
Page 1.1

I.    OVERVIEW AND FINANCIAL ANALYSIS

Introduction

        Danversbank (the "Bank"), organized in 1850, is a state chartered stock savings bank which conducts operations through its main office in Danvers, Massachusetts. The Bank's branches serve an area extending from the City of Boston to the north shore area of Boston metropolitan region. In this regard, the Bank operates a total of seven branch offices in Essex County where Danvers is located, four branch offices in contiguous Middlesex County, Massachusetts, and two branch offices and a full-service commercial banking office in contiguous Suffolk County. A portion of the recent branch expansion is the result of mergers with several other local financial institutions; the Company acquired two branches as a result of the acquisition of Revere Federal Savings in 2001 and one branch office in Middlesex County from the recent merger with BankMalden in February of 2007.

        The Bank is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation ("FDIC"), with amounts above this level insured by the State Depositors Insurance Fund ("DIF"). As more fully described below, in 1998, Danversbank ("Danversbank" or the "Bank") reorganized into a mutual holding company structure. As part of the reorganization, Danversbank formed Danvers Bancorp, Inc. ("DBI" or the "Company"), a state-chartered mutual holding company ("MHC"). Simultaneously, Danversbank became a state-chartered capital stock savings bank, and a wholly-owned subsidiary of the Company, and the Company became the wholly-owned subsidiary of the MHC. At June 30, 2007, the Company had $1.3 billion in assets, $971.8 million in deposits and total equity of $65.9 million equal to 5.2% of total assets. The Company's audited financial statements are included by reference as Exhibit I-1.

Current Organization Structure

        DBI was organized in 1998, concurrent with the Bank's reorganization from a state-chartered mutual savings bank into a mutual holding company structure. In conjunction with the reorganization, DBI was formed and concurrently owns all the capital stock of the Bank. No stock was issued publicly pursuant to the reorganization. The Bank transferred a small portion of

RP® Financial, LC
Page 1.2

its retained earnings to the Company at initial capitalization. At the same time, the Bank converted to a state-chartered stock savings bank with the Company owning all of its outstanding stock. The Company is a bank holding company and conducts its operations primarily through the Bank. A chart showing the current structure of the MHC and the Bank is set forth below.

        One of the principal purposes of forming the mutual holding company was to facilitate growth and leveraging of the Bank and the Company. In this regard, the Company has raised funds through the issuance of subordinated debentures to its wholly-owned subsidiaries, Danvers Capital Trust I ("Trust I"), Danvers Capital Trust II ("Trust II"), and Danvers Capital Trust III ("Trust III") (the "Trusts"). The Trusts have funded the purchases of the subordinated debentures by offering capital securities representing preferred ownership interests in the assets of the Trusts. Using interest payments made by the Company on the debentures, the Trusts pay semiannual or quarterly dividends to preferred security holders. The Company has the option to defer interest payments on the subordinated debentures for up to five years and, accordingly, the Trusts may defer dividend distributions on the capital securities for up to five years. In addition, the Company may elect to accelerate the maturity dates of the subordinated debentures subject to obtaining prior regulatory approval.

        Substantially of the funds raised through the issuance of the subordinated debentures was infused into the Bank with the objective of increasing its regulatory capital and to facilitate targeted growth. A small balance of funds is maintained at the Company level to cover operating costs including interest payments. Importantly, the outstanding subordinated debt may be

RP® Financial, LC
Page 1.3

included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At June 30, 2007, subordinated debt aggregating to $22.7 million is included in Tier 1 capital.

        Table 1.1 is an unconsolidated balance sheet for DBI, reflecting these financing transactions. It is important to note that while the Bank's equity on a generally accepted accounting principles ("GAAP") basis is equal to $94.2 million as of June 30, 2007, or 7.47% of total assets, the Company's balance sheet on a consolidated basis is considerably more leveraged, reflecting total equity of only $65.9 million, or 5.22% of total assets. As a result of the level of debt at the Company level, the Bank upstreams dividends to service the debt. The Company incurred $1.3 million and $2.3 million of interest expense on the subordinated debt for the six months ended June 30, 2007 and the fiscal year ended December 31, 2006, respectively.

Plan of Conversion

        The respective Boards of Directors of the Company and the Bank adopted a plan of conversion and reorganization on June 15, 2007 (the "Plan"). Pursuant to the Plan, the organization will convert from the mutual holding company form of organization to the stock form and will sell shares of common stock to the public in a stock offering. The conversion (the "Conversion") will be accomplished under the laws of the Commonwealth of Massachusetts and the regulations of the Division and the FDIC, and other applicable laws and regulations. As part of the Conversion, the MHC, the mutual holding company parent of the Company will be merged into the Bank and the MHC will no longer exist. The Company, a Massachusetts corporation, which owns 100% of the Bank, will be succeeded by a new Delaware corporation with the same name. When the conversion is completed, all of the capital stock of Danversbank will be owned by Danvers Bancorp, Inc., the newly formed Delaware-chartered holding company and all of the common stock of DBI will be owned by public stockholders.

        Concurrent with the plan of conversion and reorganization, the Company will retain up to 50% of the net proceeds of the stock offering, and downstream to the Bank the remaining net proceeds to the Bank. The funds downstreamed to the Bank will be includable as Tier 1 capital. Immediately after consummation of the conversion and reorganization, it is not

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August 10, 2007
Page 1.4

Table 1.1
Danvers Bancorp, Inc.
Unconsolidated Balance Sheet

6/30/07 Amount
($000)
Assets
Due From Banks	$325
Corporate Stock	965
Investment in Danversbank	96,988
Investment in Danvers Capital Trust	619
Other Assets	9

Total Assets	$98,906
Liabilities
Subordinated Debt	29,965
Other Liabilities	202

Total Liabilities	$30,167
Equity	$68,739

Total Liabilities and Equity	$98,906
Memo Items:
Danvers Bancorp, Inc
Consolidated Equity	$65,872
Consolidated Assets	1,262,929
Consolidated Equity/Assets	5.22%
Danversbank
Total Equity	$94,236
Total Assets	1,261,496
Equity/Assets	7.47%

Source: Internal financial statements.

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Page 1.5

anticipated that the Company will engage in any business activity other than ownership of the Bank subsidiary, extending the loan to the Bank's newly formed employee stock ownership plan ("ESOP") and investment of stock proceeds that are retained by the Company. It is anticipated that the shares will be offered in a subscription offering to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders, Employee Stock Ownership Plan, and Employees, Officers and Trustees of Danversbank and the MHC and Corporators of the MHC. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

Establishment of a Charitable Foundation

        In order to enhance the historically strong community service and reinvestment activities, the Company will establish The Danversbank Foundation, Inc. (the "Foundation"), a private charitable foundation, in connection with the Offering. The Company will make a contribution to the Foundation of $350,000 plus an amount of common stock equal to 5% of the value of the conversion offering based on the $10.00 per share IPO price or $6,500,000 whichever is less. The Foundation's charitable giving is intended to complement the Company's existing community reinvestment activities, and will be dedicated to help fund local projects and to support certain civic, charitable and cultural organizations within the communities served by the Bank. The Company believes the Foundation will enhance the Bank's already strong reputation for community service. The Foundation's ownership of the Company's stock will enable the local community served to share in the potential increase in market value and dividends over time.

Strategic Overview

        Throughout much of its corporate history, the Company's strategic focus has been that of a community-oriented financial institution with a primary focus on meeting the borrowing, savings and other financial needs of its local customers in the greater Boston metropolitan area with a primary emphasis on the north shore area within the Company's retail branch banking footprint. Throughout most of its history, the Company had pursued a residential lending

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August 10, 2007
Page 1.6

strategy for portfolio, with a moderate level of diversification into construction lending and commercial real estate lending. In this regard, the Company has emphasized high quality and flexible customer service, capitalizing on its local orientation and relatively broad array of products and services.

        In the early to mid 1990s, the Company was a relatively small institution with approximately $250 million in total assets and conducted operations through four offices. Subsequently, under the direction of current management, DBI embarked on a growth and expansion strategy which included: (1) adding seven branch offices in the regional area; (2) completing acquisitions of regionally based financial institutions — the Company acquired two branches as a result of the acquisition of Revere Federal Savings in 2001 and one branch office in Middlesex County from the recent merger with BankMalden in February of 2007; and (3) gradually diversifying the products and services offered to be more consistent with the product offerings of a community bank.

        As noted above, the Company has historically pursued a portfolio residential lending strategy typical of a thrift institution, with a moderate level of diversification into commercial real estate lending as well as non-mortgage commercial and industrial ("C&I") lending. Commencing with the employment of the current managing officer in 1996, the Company sought to gradually restructure the loan portfolio to include a greater proportion of commercial loans, including mortgage, non-mortgage and construction loans. Such efforts have been facilitated by the acquisition of a number of community banks over the last ten years which has led to dissatisfaction among both borrowers and commercial lenders which has enhanced the ability of the Company to: (1) attract high quality commercial loan officers experienced in the local market; and (2) compete more effectively for commercial account relationships by emphasizing its local orientation and high level of service as compared to the out-of-market competitors which increasingly dominate the local market.

        With this transition in recent years, the Company has been required to develop the infrastructure to undertake more diversified lending. In this regard, management has developed extensive policies and procedures pertaining to credit standards and the administration of commercial accounts. Additionally, the Company has employed a total of five loan officers at the Senior Vice President level to manage such key functional areas in the loan department

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August 10, 2007
Page 1.7

including Commercial Real Estate Lending, Commercial and Industrial ("C&I") lending, Middle Market Lending, Business Development and Cash Management Services. Additionally, the Company has expanded its staffing in the lower level management ranks and clerical areas, generally employing individuals who have local commercial lending experience and/or experience in various support functions in the loan underwriting, credit administration and loan servicing areas. The Company's expanded community bank focus has led to an expansion that is evidenced by the growth of commercial real estate and C&I loans — specifically, these loans in aggregate have increased from $348.0 million, or 59.9% of total loans as of December 31, 2002, to $511.4 million, or 59.3% of total loans as of June 30, 2007, which reflects an 8.9% compounded annual growth rate, comparable to the growth rate of loans overall. Construction and land development lending has increased from $20.5 million, or 3.5% of total loans as of December 31, 2002, to $128.6 million, or 14.9% of total loans as of June 30, 2007, which reflects a higher 49.7% compounded annual growth rate.

        The Company has employed several means to fund targeted loan and balance sheet growth, both from a capital and liquidity perspective. While it is the Company's preference to fund growth out of retained earnings, asset growth realized over the last decade has outstripped equity growth and thus, the Company's capital has been leveraged. As previously discussed, one of the principal purposes of forming the mutual holding company was to facilitate growth and leveraging of the Bank and the Company, primarily by raising regulatory capital through the issuance of subordinated debentures to its wholly-owned subsidiaries, Trust I, Trust II and Trust III. The regulatory capital raised in this fashion has facilitated the Bank and Company's regulatory capital compliance and maintenance of "well-capitalized" status notwithstanding its relatively leveraged GAAP equity ratio.

        Expanding the Company's retail branch footprint has been an important aspect of the growth and expansion strategy. DBI has sought expanded market coverage to provide enhanced service to its retail consumer and commercial customers while also seeking to expand the deposit balances in order to fund loan growth. Specifically, over the last ten years, the Company has opened a total of nine branch offices on a de novo basis, primarily by expanding west and south into Middlesex County as well as Boston and nearby inner suburban areas. Additionally, in order to accelerate the ability to grow, the Company acquired Revere Federal and its two offices

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Page 1.8

in 2001 in a purchase accounting transaction which resulted in the creation of a $1.6 million core deposit intangible which is being amortized over 10 years using an accelerated amortization method. In another transaction, the Company merged with BankMalden in February of 2007, in a transaction that was accounted for as a pooling of interests (BankMalden's historical financial statements were merged with those of the Bank for accounting purposes). The Company will seek to continue to growth through the acquisition of branches or other financial institutions, as well as through de novo branching and organic growth realized through the current existing branch and delivery system.

        While it is the Company's preference to utilize lower costing retail deposits to fund operations, borrowings have been employed as a supplemental funding source to facilitate management of funding costs (i.e., to limit the requirement to pay aggressively to attract deposit funds to meet established growth objectives) and manage interest rate risk. FHLB advances constitute the Company's the largest source of borrowings with many advances consisting of fixed term fixed rate or fixed rate amortizing borrowings. Retail repurchase agreements, which essentially are a collateralized commercial overnight sweep account, have also increased reflecting the growth of commercial account relationships.

        Following the Conversion, the Company may evaluate the use of additional borrowings to facilitate leveraging of its higher capital position that will result from the stock offering. Moreover, while the Company plans to expand the deposit base both through existing offices and the relocation or establishment of new offices, the utilization of borrowed funds will serve as a temporary funding mechanism to provide liquidity for loan growth until branch deposits can be expanded.

        The Company's earnings base is largely dependent upon net interest income and operating expense levels, as sources of non-interest operating income remain relatively limited, notwithstanding management's efforts to increase their levels. The Company's reported and core earnings have decreased from the peak level reported in fiscal 2005 as the flat yield curve environment prevailing in recent periods has negated the earnings benefit of balance sheet growth; the flattened yield curve has resulted in spread compression. Moreover, in addition to the earnings impact of spread compression referenced above, the Company has been subject to earnings pressure over the last several years as non-interest income remains relatively limited

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August 10, 2007
Page 1.9

while the Company's operating expenses have been subject to increase as DBI has undertaken several major initiatives to enhance its personnel, office facilities and infrastructure. Such investments have been incurred primarily in connection with the Company's strategy to become a more effective competitor in the commercial and retail banking arena. Specifically, the Company has established nine new offices over the last five fiscal years in addition to acquiring three branch offices pursuant to the Revere Federal and BankMalden transactions which has resulted in additional staffing expenses as well as operating costs. The Company has also added significant staff in the commercial lending and deposit services area and incurred significant costs in connection with the related marketing of its expanded products and services.

        The post-offering business plan of the Company is expected to continue to focus on products and services which have been the Company's traditional emphasis. Specifically, the Company will continue to be an independent community-oriented financial institution with a commitment to local commercial and retail banking financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will seek to continue to develop the infrastructure management believes DBI requires in order to be an effective competitor in the commercial and retail banking arena locally. Accordingly, DBI will continue to employ additional staff as needed to support growth of its commercial and consumer banking products and services. Furthermore, DBI plans to continue to make significant capital investments in its retail branch network; the Company is planning to relocate three branches to nearby locations perceived to more favorable from a business and marketing standpoint in fiscal 2008, while subsequently engaging in de novo branching in subsequent years within its targeted markets. While specific locations have yet to be identified for the de novo branching initiative, new branches will generally be located in DBI's existing market in Essex, Middlesex or Suffolk Counties and will result in a significant capital outlay (in the general range of $1.5 million to $2.0 million for each office) and increased expense related to staffing and operating the new offices.

        DBI will be seeking to leverage its infrastructure investments in office facilities and technology through balance sheet and fee income growth and on-going development of strong customer relationships, as it seeks to become a leading community bank in the markets served.

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August 10, 2007
Page 1.10

In the near term, the Company will incur substantial costs which will negatively impact profitability.

        The Company's Board of Directors has elected to convert to the stock form of ownership to improve the competitive position of the Company. The capital realized from the Conversion will increase the operating flexibility and overall financial strength of the Company, as well as support the expansion of the Company's strategic focus of providing competitive community banking services in its local market area as described above. The additional capital realized from the stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. The Company's higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Company's interest-earning-assets-to-interest-bearing-liabilities ("IEA/IBL") ratio. The additional funds realized from the Conversion will provide an alternative funding source to deposits and borrowings in meeting the Company's future funding needs.

        From a capital standpoint, the Company's higher equity-to-assets ratio will better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through targeted branching, and possibly through the acquisition of branch offices, other financial institutions that would provide for further penetration in the markets currently served by the Company or nearby surrounding markets. The Company will also be seeking to pursue growth of fee income through acquisition of other financial service providers, such as insurance agency, investment management firms, trust companies or similar entities following the Conversion, given its strengthened capital position and status as a stock company. At this time, the Company has no specific plans for expansion other than through establishing additional branches.

        The overall impetus of the retail branch expansion will be to facilitate the ongoing development of commercial account relationships, which is the primary focus of the Company's strategic plan. In this regard, management expects to continue to build the team of seasoned commercial lenders with local market experience in all facets of commercial lending to small to mid-sized businesses including commercial mortgage lending, C&I lending, while also establishing an asset-based lending program. Moreover, the Company will continue to be active in construction and land acquisition and development lending when market conditions are

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August 10, 2007
Page 1.11

favorable (DBI has recently retrenched from such lending owing to weak market conditions recently prevailing). An added benefit of the Bank's higher capitalization will be the ability to service comparatively larger commercial account relationships from a lending perspective as a result of the higher legal lending limit (the Bank expects that its internal lending limit will be substantially increased but will be less than the legal limit which may be in the range of $25 million to $30 million). Moreover, the Bank's ability to make larger loans will increase the ability to purchase large participation loans from other local lenders and/or participate in the syndication of very large loans originated by major commercial banks.

        The projected use of proceeds is highlighted below.

    •
    Company.    The Company is expected to retain up to 50% of the net offering proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be placed into short-term investment securities. Over time, Company funds are anticipated to be utilized for various corporate purposes, including benefit plans and retirement of subordinated debt as it can be repaid without penalty over a period ranging from fiscal 2009 to 2011. Additionally, cash retained by the holding company may be possibly be utilized to consummate acquisitions, infuse additional equity into the Bank, repurchase common stock, and to fund the payment of regular and/or special cash dividends.

    •
    Bank.    The majority of the net offering proceeds will be infused into the Company in exchange for all of the Company's newly-issued stock. The increase in the Company's capital will be less, as the amount to be borrowed by the ESOP to fund an 8% stock purchase will be accounted for as a contra-equity. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Company are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities and for general corporate purposes.

Balance Sheet Trends

  Growth Trends

        Over the last 5 years, the Company has implemented a strategy of growth and expansion, both through internal growth at existing branches, de novo branching and through acquisition of two financial institutions with a total of three branch offices. This strategy is evidenced in the

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August 10, 2007
Page 1.12

summary balance sheet data set forth in Table 1.2, which shows that total assets increased at a moderate pace equal to 9.2% annually, from $849.1 million at the end of fiscal 2002, to $1.3 billion as of June 30, 2007. The largest portion of the growth in the portfolio of interest-earning assets on a aggregate dollar basis has been realized in the loan portfolio which increased at an 9.3% compounded annual rate from the beginning of fiscal 2002, through June 30, 2007. Growth in the loan portfolio is primarily attributable to expansion of the portfolio of commercial mortgage, C&I loans and construction and land development loans as the proportion of residential mortgage loans has diminished since the end of fiscal 2002, as the Company has directed its lending emphasis to commercial lending.

        The Company's assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 8.9% since 2002. Borrowings have increased more rapidly (14.1% annually in aggregate since the end of 2002) reflecting the growth of retail repurchase agreements (i.e., commercial overnight sweep accounts) the expanded utilization of FHLB advances, and the issuance of subordinated debt to provide regulatory capital for the Bank and Company.

        Annual equity growth equaled 5.2% since the end of fiscal 2002, with the modest growth rate reflecting the Company's moderate return on equity ("ROE"), particularly as DBI realized spread compression in the flat yield curve environment of recent periods and as the Company incurred additional expenses associated with the build-up of its infrastructure. The post-offering equity growth rate may initially fall below historical levels given the increased equity, the initial anticipated modest return on the net offering proceeds in the current interest rate environment, the cost of the stock benefit plans, public company reporting and the expense of targeted branching. Over the longer term, as the new equity is leveraged through growth, the return on equity may improve.

  Loans Receivable

        Loans receivable totaled $850.7 million, or 67.4% of total assets, as of June 30, 2007, and reflects steady growth since the end of fiscal 2002 approximating 9.3% on a compounded annual basis. Over this period, the proportion of loans to total assets has remained relatively consistent modestly as the rate of loan growth approximated the asset growth rate while the

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August 10, 2007
Page 1.13

Table 1.2
Danvers Bancorp, Inc.
Historical Balance Sheets
(Amount and Percent of Assets)

	As of the Fiscal Year Ended December,
													Compounded Annual Growth Rate
	2002		2003		2004		2005		2006		As of June 30, 2007
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$849,143	100.00%	$925,535	100.00%	$1,075,469	100.00%	$1,180,384	100.00%	$1,262,597	100.00%	$1,262,929	100.00%	9.22%
Loans Receivable (net)	571,322	67.28%	634,982	68.61%	715,673	66.55%	813,908	68.95%	871,114	68.99%	850,697	67.36%	9.25%
Loans Receivable Held For Sale	8,429	0.99%	2,752	0.30%	1,611	0.15%	790	0.07%	751	0.06%	335	0.03%	-51.17%
Investment Securities (AFS)	193,262	22.76%	189,773	20.50%	268,882	25.00%	260,416	22.06%	273,083	21.63%	307,608	24.36%	10.88%
Bank-Owned Life Insurance	9,002	1.06%	13,871	1.50%	21,342	1.98%	21,952	1.86%	22,694	1.80%	23,139	1.83%	23.34%
Intangible Assets	1,332	0.16%	1,089	0.12%	890	0.08%	727	0.06%	594	0.05%	535	0.04%	-18.35%
Deposits	662,284	77.99%	682,202	73.71%	826,334	76.83%	892,120	75.58%	953,220	75.50%	971,824	76.95%	8.90%
FHLB Advances	102,335	12.05%	141,505	15.29%	116,391	10.82%	154,935	13.13%	167,899	13.30%	152,510	12.08%	9.27%
Other Borrowings	1,563	0.18%	16,443	1.78%	41,345	3.84%	35,782	3.03%	30,934	2.45%	30,583	2.42%	93.64%
Subordinated Debt	14,000	1.65%	24,810	2.68%	24,810	2.31%	24,810	2.10%	29,965	2.37%	29,965	2.37%	18.42%
Total Equity	52,428	6.17%	53,137	5.74%	55,668	5.18%	59,034	5.00%	65,079	5.15%	65,872	5.22%	5.20%
Tangible Equity	51,096	6.02%	52,048	5.62%	54,778	5.09%	58,307	4.94%	64,485	5.11%	65,337	5.17%	5.62%
Loans/Deposits		86.27%		93.08%		86.61%		91.23%		91.39%		87.54%
Number of Full Service Offices		13		14		14		14		14		14

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August 10, 2007
Page 1.14

composition of the loan portfolio has gradually shifted to include a higher proportion of C&I and construction loans, while the proportion of commercial mortgage loans, 1-4 family mortgage loans and home equity loans diminished. The residential mortgage loan portfolio consists primarily of adjustable rate loans as the Company's policy is to generally sell longer term fixed rate loans into the secondary market. The majority of the Company's 1-4 family residential mortgage loans conform to standards set by Freddie Mac. Most non-conforming residential loans are non-conforming as to the loan amount (i.e., jumbo loans), while otherwise meeting the agency credit criteria.

        The balance of the 1-4 family mortgage loan portfolio has increased modestly over the last five fiscal years (but diminished as a percent of total loans) reflecting the Company's preference to originate adjustable rate loans as well as the greater emphasis on commercial lending. As a result, permanent 1-4 family residential mortgage loans have declined in proportion to total loans (from 26.8% of total loans in fiscal 2002, to 19.9% of total loans as of June 30, 2007). Conversely, commercial loans (including commercial real estate and C&I loans) have increased in recent years to equal 59.3% in aggregate. Such loans are generally secured by office buildings and other commercial structures and mixed-use buildings as well as small apartments, as well as non-mortgage C&I loans. Importantly, C&I loans have been a significant component of the growth in conjunction with the Company's efforts to become a full-service community bank. Specifically, non-mortgage C&I loans have increased from 19.1% of total loans as of the end of fiscal 2002, to 34.0% of total loans as of June 30, 2007. DBI's mortgage lending emphasis is evident when it is considered that approximately 64.9% of the Company's loan portfolio is secured by mortgage loans (including construction loans) as of June 30, 2007, while commercial and consumer non-mortgage loans comprised 35.1% of the loan portfolio.

  Cash, Investments and Mortgage-Backed Securities

        The intent of the Company's investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments to assets has remained relatively consistent in aggregate since the end of fiscal 2002.

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August 10, 2007
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        As of June 30, 2007, the Company's portfolio of cash and cash equivalents totaled $29.5 million, equal to 2.3% of assets. The Company seeks to maintain an adequate balance of cash and short-term funds owing to the large balance of transaction accounts and commercial credit lines which may require it to draw upon available liquidity. Investment securities available for sale ("AFS") totaled $307.6 million, equal to 24.4% of assets (see Exhibit I-3 for the investment portfolio composition) which included mortgage-backed securities ("MBS") classified as AFS totaling $94.7 million, equal 7.5% of assets. It has been the Company's recent practice to classify its investments and MBS as AFS at the time of purchase. High quality short-to-intermediate term U.S. agency securities (typically with effective durations of less than 5 years) comprise the largest segment of the investment portfolio, totaling $192.9, or 15.3% of assets, as of June 30, 2007. The balance of the investment securities portfolio totaled $19.9 million, or 1.6% of total assets, as of June 30, 2007, and was primarily comprised of U.S. Government securities ($2.0 million) and miscellaneous other debt securities including municipal bonds ($17.6 million). Additionally, the Company maintains permissible equity investments such as FHLB stock and a small balance of corporate equity securities with a fair value of $82,000 as of June 30, 2007.

        No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following conversion, pending gradual redeployment into higher yielding loans.

        Bank Owned Life Insurance

        As of June 30, 2007, the balance of bank owned life insurance ("BOLI") totaled $23.1 million, which reflects growth since the end of fiscal 2002 owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Bank's management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to other non-interest income on an annual basis.

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August 10, 2007
Page 1.16

        Funding Structure

        Retail deposits have consistently been the substantial portion of balance sheet funding. Since fiscal year-end 2002, deposits have grown at an 8.9% compounded annual rate. The Company has been seeking to build the balance of transaction accounts in its efforts to transition operations to a "community bank" structure and has achieved some success in this regard. However, the Company's need for funds has outstripped the ability to generate new transaction accounts requiring it to primarily rely on CDs to fund most growth since the end of fiscal 2002. In this regard, CDs with balances of $100,000 or more have increased to $208.2 million as of June 30, 2007, or 61.0% of all CDs, reflecting both jumbo funds from within the local market and brokered CDs. As a result, the proportion of CDs to total deposits has increased from 31.7% at fiscal year end 2002, to 40.8% as of June 30, 2007, as checking and savings accounts have recently diminished in proportion to total deposits.

        The Company has utilized borrowed funds to a moderate degree, both at the Company and Bank levels, with the majority of borrowed funds consisting of FHLB advances totaled $152.5 million, representing 12.1% of total assets as of June 30, 2007. The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required.

        The other source of borrowings consists of retail repurchase agreements which totaled $30.5 million, equal to 2.4% of total assets as of June 30, 2007. Such borrowings largely reflect the overnight deposit funds of commercial customers; retail repurchase agreements are essentially a commercial sweep account which provides a mechanism for commercial customers to earn interest on short term funds which would otherwise be invested in a non-interest bearing checking account.

        A portion of the funds borrowed by the Company were infused into the Company to bolster regulatory capital to facilitate growth and branching initiatives. Subordinated debt totaled $30.0 million, equal to 2.4% of total assets as of June 30, 2007.

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August 10, 2007
Page 1.17

        Capital

        Annual equity growth for the Company since the end of 2002 has approximated 5.2%, reflecting moderate profitability and a relatively leveraged capital ratio on a consolidated basis. As of June 30, 2007, the Company's consolidated equity totaled $65.9 million, or 5.22% of total assets, while the tangible capital balance was modestly lower, equal to $65.3 million, or 5.17% of assets, reflecting the small balance of intangible assets remaining from the Revere Federal acquisition (i.e., a small balance of core deposit intangible "CDI"). At the same date, the Bank's capital ratios were higher reflecting the impact of subordinated debt issued by the Company with substantially all of the proceeds infused into the Bank as capital. The Bank and the Company maintained capital surpluses relative to its regulatory capital requirements at June 30, 2007, and qualified as a "well capitalized" institution. The offering proceeds will serve to further strengthen the Bank's regulatory capital position as well as the Company's GAAP equity on a consolidated basis. The principal objective of the Conversion is to raise capital to support the Company's ability to achieve targeted growth. Importantly, the equity growth rate is expected to slow for the Company on a post-offering basis given the pro forma increase in equity, the potential dividend policy the potential dividend policy, and branching-related expenses.

Income and Expense Trends

        Table 1.3 shows the Company's historical income statements for the fiscal years ended December 31, 2002 through 2006, and for the most recent twelve month period ended June 30, 2007. The Company's earnings diminished from fiscal 2002 to fiscal 2003, as the impact of a tax expenses related to a settlement with the State of Massachusetts for prior year tax returns. Subsequently, earnings increased from fiscal 2002 to 2004, from $2.4 million (0.28% of average assets) to $4.6 million (0.45% of average assets) reflecting the benefit of balance sheet growth and gradual loan portfolio restructuring, which resulted in higher yielding commercial mortgage and C&I loans increasing in proportion to total loans. However, earnings have diminished in fiscal 2006 and for the twelve months ended June 30, 2007, declining to $4.2 million for the twelve months ended June 30, 2007 (0.33% of average assets) as spread compression and increasing operating expenses have offset the interim balance sheet growth from an earnings standpoint. Core earnings followed the same trend as non-recurring income and expenses have

Boards of Directors
August 10, 2007
Page 1.18

RP® Financial, LC.
Page 1.18

Table 1.3
Danvers Bancorp, Inc.
Historical Balance Sheets

	For the Fiscal Year Ended December 31,
											For the 12 Months Ended June 30, 2007
	2002		2003		2004		2005		2006
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$49,597	6.31%	$47,333	5.47%	$50,264	4.88%	$59,223	5.27%	$73,726	6.00%	$77,971	6.28%
Interest Expense	(20,616)	-2.62%	(16,396)	-1.90%	(18,181)	-1.76%	(23,089)	-2.06%	(37,184)	-3.03%	(41,549)	-3.35%

Net Interest Income	$28,981	3.69%	$30,937	3.58%	$32,083	3.11%	$36,134	3.22%	$36,542	2.97%	$36,422	2.94%
Provision for Loan Losses	(1,800)	-0.23%	(1,700)	-0.20%	(750)	-0.07%	(1,250)	-0.11%	(1,000)	-0.08%	(775)	-0.06%

Net Interest Income after Provisions	$27,181	3.46%	$29,237	3.38%	$31,333	3.04%	$34,884	3.11%	$35,542	2.89%	$35,647	2.87%
Other Operating Income	4,088	0.52%	4,443	0.51%	5,522	0.54%	5,099	0.45%	4,328	0.35%	5,024	0.40%
Operating Expense	(28,141)	-3.58%	(29,431)	-3.40%	(30,786)	-2.99%	(33,929)	-3.02%	(35,583)	-2.90%	(36,088)	-2.91%

Net Operating Income	$3,128	0.40%	$4,249	0.49%	$6,069	0.59%	$6,054	0.54%	$4,287	0.35%	$4,583	0.37%
Net Gain(Loss) on Sale of Investments	$158	0.02%	$398	0.05%	$99	0.02%	$159	0.01%	$47	0.00%	$31	0.00%
Loss on Impairment of AFS Securities	—	0.00%	—	0.00%	(53)	-0.01%	(39)	0.00%	—	0.00%	0	0.00%
Net Gain(Loss) on Sale of Loans	1,306	0.17%	963	0.11%	590	0.06%	564	0.05%	331	0.03%	361	0.03%
Other Non-Operating Income/(Expense)	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	0	0.00%

Total Non-Operating Income/(Expense)	$1,464	0.19%	$1,361	0.16%	$736	0.07%	$684	0.06%	$378	0.03%	$392	0.03%
Net Income Before Tax	$4,592	0.58%	$5,610	0.65%	$6,805	0.66%	$6,738	0.60%	$4,665	0.38%	$4,975	0.40%
Income Taxes	(428)	-0.05%	(3,188)	-0.37%	(2,165)	-0.21%	(1,797)	-0.16%	(609)	-0.05%	(823)	-0.07%

Net Income (Loss) Before Extraord. Items	$4,164	0.53%	$2,422	0.28%	$4,640	0.45%	$4,941	0.44%	$4,056	0.33%	$4,152	0.33%
Estimated Core Net Income
Net Income	$4,164	0.53%	$2,422	0.28%	$4,640	0.45%	$4,941	0.44%	$4,056	0.33%	$4,152	0.33%
Addback(Deduct): Non-Recurring (Inc)/Exp	(1,464)	-0.19%	(1,361)	-0.16%	(736)	-0.07%	(684)	-0.06%	(378)	-0.03%	(392)	-0.03%
Reversal of Excess Tax Accrual	—	0.00%	—	0.00%	—	0.00%	—	0.00%	326	0.03%	163	0.01%
Tax Effect(2)	512	0.07%	476	0.06%	258	0.02%	239	0.02%	132	0.01%	137	0.01%

Estimated Core Net Income	$3,212	0.41%	$1,537	0.18%	$4,162	0.40%	$4,496	0.40%	$4,136	0.34%	$4,060	0.33%
Memo:
Expense Coverage Ratio(3)	102.98%		105.12%		104.21%		106.50%		102.70%		100.93%
Efficiency Ratio(4)	85.10%		83.19%		81.87%		82.29%		87.06%		87.07%
Effective Tax Rate	9.32%		56.83%		31.81%		26.67%		13.05%		16.54%

(1)
Percent of average assets.
(2)
Assumes a marginal tax rate of 35%.
(3)
Net interest income divided by operating expenses.
(4)
Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Danvers Bancorp's audited financial statements and prospectus

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August 10, 2007
Page 1.19

typically been a limited factor in the Company's operations. These trends are described more fully below.

        Net Interest Income

        Net interest income increased over the last five and one-half fiscal years primarily reflecting the impact of balance sheet growth. However, the ratio of net interest income to average assets has diminished dramatically over the corresponding timeframe. Specifically, net interest income increased from a level of $29.0 million in fiscal 2002 to $36.4 million for the twelve months ended June 30, 2007, owing to several factors previously discussed including the overall balance sheet growth realized over the period and ongoing restructuring of the loan portfolio to include higher yielding commercial and construction loans. However, the ratio of net interest income to average assets has diminished, from 3.69% in fiscal 2002, to 2.94% for the twelve months ended June 30, 2007. Importantly, growth in net interest income achieved in fiscal 2005 and 2006 has occurred notwithstanding ongoing spread compression as described below.

        Data pertaining to the Company's interest rate spreads are set forth in Exhibit I-4 and show that its spreads have declined modestly over the last three fiscal years. Specifically, the Company's interest rate spread decreased from 3.19% in fiscal 2004 to 2.74% in fiscal 2006, and diminishing still further to 2.67% for the six months ended June 30, 2007. The yield-cost spreads are the result of several factors including the flattening yield curve experienced over the last several fiscal years as the Federal Reserve Open Market Committee has increased the targeted Federal Funds rate 17 times in 25 basis point increments while longer term interest rates have increased at a much more modest pace. Additionally, the increased reliance on borrowed funds, jumbo deposits, and high yield money market accounts to fund operations and the highly competitive loan market, particularly strong competition for the high credit quality relationships which DBI seeks to build have also been factors in the spread compression, increasing the cost of funds and limiting the Company's yields, respectively.

        Importantly, there may be some improvement in DBI's asset yields over the short to intermediate term as the Company seeks to expand the loan portfolio, particularly with respect to commercial loans, and as portfolio loans continue to reprice upward in response to higher market

Boards of Directors
August 10, 2007
Page 1.20

interest rates prevailing since the Federal Reserve commenced raising the short term interest rate benchmarks in 2004. At the same time, DBI's liability growth targets may continue to place upward pressures on funding costs as well. Additionally, while the initial reinvestment of the offering proceeds should increase net interest income, the initial reinvestment yields are expected to depress asset yields and the net interest income ratio.

        Loan Loss Provisions

        Provisions for loan losses have typically been limited reflecting the Company's relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Company's local market area, which represents a relatively strong real estate market. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the Company's asset classification and loss reserve policies.

        For the 12 months ended June 30, 2007, loan loss provisions totaled $775,000, or 0.06% of average assets, which approximates the level reported for the prior four fiscal years. The level of loan loss provisions reflects relatively strong asset quality and an absence of material chargeoffs.

        Non-Interest Income

        Other income has fluctuated in a range between $4.1 million (0.52% of average assets) reported in fiscal 2002 and $5.5 million (0.54% of average assets) reported in fiscal 2004, and equaled $5.0 million, or 0.40% of average assets for the twelve months ended June 30, 2007. The bulk of DBI's fee income is comprised of fees related to its depository activities, lending, and mortgage servicing. However, the Company has also diversified into non-traditional product lines (primarily investment management services), which provide a modest amount fee income. Additionally, non-interest income was further enhanced by the purchase of BOLI, wherein the income from the increase in the cash surrender value of the policies is reflected as non-interest income.

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August 10, 2007
Page 1.21

        Management will seek to increase the level of non-interest fee income by continuing to expand fee generating commercial loan and deposit relationships and by increasing non-traditional products and services such as mutual fund and annuity sales. Fee income may also increase as the Company increased its fee schedule in May 2007, to be more in line with the local competition. At the same time, the growth in the level of non-interest operating income is expected to be gradual.

        Operating Expenses

        The Company's operating expenses have increased in recent years due to asset growth, emphasis in commercial lending, de novo branching and acquisitions, and revenue diversification strategies. Specifically, cost increases reflect increased business volumes facilitated by the ongoing management and staff expansion related to the commercial lending initiatives. Marketing expenses have also increased as DBI has sought to increase its visibility and name recognition locally in the face of significant competition. As a result, since fiscal 2002, operating expenses have increased from $28.1 million, or 3.58% of average assets, to $36.1 million, or 2.91% of average assets for the twelve months ended June 30, 2007. Over the timeframe, the operating expense ratio diminished as asset growth outstripped the growth rate for expenses.

        Operating expenses are expected to increase following the Conversion as a result of the expense of the stock-related benefit plans, the cost related to operating as a public company and as a result of long-term plans to continue to expand the branch network. With regard to this latter factor, the Company plans to relocate three branches to nearby locations perceived to more favorable from a business and marketing standpoint in fiscal 2008, while subsequently engaging in de novo branching in subsequent years within its targeted markets. While specific locations have yet to be identified for the de novo branching initiative, new branches will generally be located in DBI's existing market in Essex, Middlesex or Suffolk Counties and will result in a significant capital outlay (in the general range of $1.5 million to $2.0 million for each office) and increased expense related to staffing and operating the new offices. Furthermore, DBI expects to continue to gradually build its commercial lending staffing levels to take advantage of the

Boards of Directors
August 10, 2007
Page 1.22

expanded branch coverage. The Company will be seeking to offset such costs over time through growth and increased efficiency.

        Non-Operating Income/Expense

        Non-operating income and expenses have had a limited impact on earnings over the last five fiscal years, and have primarily consisted of gains on the sale of loans and investments. Non-operating income was at peak levels in fiscal 2003 owing to modest gains on the sale of loans and investments. For the twelve months ended June 30, 2007, non-operating income was solely comprised of gains on the sale of loans and investments and totaled $392,000, equal to 0.03% of average assets.

        Taxes

        The Company's average tax rate has been trending downward over the last several fiscal years, reflecting the impact of various tax minimization strategies, which have included various investments in tax-exempt municipal and industrial revenue bonds, the investment in BOLI, and the holding of a substantial portion of the Bank's securities portfolio in first tier subsidiaries of the Bank known as Conant Investment Corp. and Danvers Square Investment Corp. Investment income generated by this special purpose investment subsidiary is taxed at a comparatively low effective tax rate (no more than 1.32% versus the state corporate tax rate of 10.5% for other income earned by the Company).

        For the twelve months ended June 30, 2007, The Company's average tax rate equaled 16.54% which was relatively consistent with the fiscal 2006 rate of 13.05% but lower than the rate of 26.67% which prevailed in fiscal 2005. The Company's tax rate for fiscal 2006 was impacted by the reversal of $326,000 of accrued taxes, which we consider to be a one-time non-recurring event.

        Efficiency Ratio

        The Company's efficiency ratio improved from fiscal 2002 to fiscal 2004, reflecting its improving core profitability but reflects an adverse trend since the end of fiscal 2004 largely as a result of diminishing net interest income owing to spread compression. Specifically, the

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August 10, 2007
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efficiency ratio decreased from 85.10% in fiscal 2002, to 81.87% in fiscal 2004 as the net interest margin expanded at a more rapid pace than operating expenses. Conversely, since fiscal 2005, the level of net interest income has remained substantially unchanged while operating expenses have increased as previously discussed. Accordingly, the efficiency ratio has increased (i.e., become less favorable) from 81.87% in fiscal 2004, to 87.07% for the twelve months ended June 30, 2007.

        On a post-offering basis, the efficiency ratio is expected to show some improvement as the net interest ratio increases with the reinvestment of proceeds, although the increased operating expenses (reflecting the costs of building and staffing new branches as well as public company and stock plans expenses) may limit the improvement.

Non-Recurring Expenses

        The Company anticipates several one-time non-recurring expenses in connection with the closing of the Conversion. Specifically, the Company will be making a one-time contribution to the newly-formed Danversbank Foundation with a value equal to $350,000 plus the lesser of $6,500,000 or 5% of the stock sold to the public which will be recorded as a tax deductible expense in DBI's financial statements. Similarly, Danversbank has established a phantom stock plan as a benefit for management and directors. The phantom stock plan will be terminated at the close of the Conversion and will be replaced by other stock-based benefit plans. The Company estimates it will incur a $3.5 million pre-tax expense ($2.2 million after-tax based on a 35% effective tax rate) as a result of such termination.

Interest Rate Risk Management

        The primary aspects of the Company's interest rate risk management include: (1) emphasizing the origination of adjustable rate 1-4 family residential mortgage loans and selling a portion of the longer-term fixed-rate loans originated to the secondary market; (2) diversifying portfolio loans into other types of shorter-term or adjustable rate lending, including commercial and construction lending; (3) maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

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August 10, 2007
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(4) promoting transaction accounts and, when appropriate, longer term CDs; (5) utilizing longer-term borrowing when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities; (6) utilizing artificial hedging techniques to stabilize net interest income including interest rate swaps and collars; and (7) increasing non-interest income within constraints imposed by the local market and product mix.

        DBI primarily measures its interest rate risk exposure by modeling the potential changes to its net interest income ("NII") and for a twelve month period under rising and falling interest rate scenarios as well as by assessing the impact to its net portfolio value ("NPV") (see Exhibit I-5). The rate shock analysis as of June 30, 2007, reflects that projected interest income is subject to a reduction pursuant to either rising or falling interest rates as net interest income is projected to diminish by a modest 1.7% from base levels (i.e., no change in interest rates) assuming a positive 100 basis point instantaneous and permanent rate shock, and reduce by 3.9% assuming a 200 basis point instantaneous and permanent rate shock indicating a liability sensitive position over a short-term projection horizon. Similarly, projected net interest income is projected to diminish by a modest 1.4% over the first year assuming a negative 100 basis point instantaneous and permanent reduction in interest rate levels, and by 3.4% pursuant to a 200 basis point reduction in interest rates.

        The NPV analysis, which measures interest rate risk over the longer term by estimating the market value of assets net of the market value of liabilities pursuant to a given change interest rates, suggests that the Company would be adversely impacted by rising interest rates. In this regard, pursuant to a 200 basis point increase instantaneous and permanent change interest rates, the estimated NPV would diminish by 29% while increasing by 19% pursuant to a 200 basis point reduction in interest rates.

        Overall, the data indicates that net interest income would be adversely impacted by either rising or falling interest rates (i.e., over the next 12 month period). At the same time, there are numerous limitations inherent in such analyses such as the credit risk of Company's loans pursuant to changing interest rates. Additionally, such analyses do not measure the impact of changing spread relationships as interest rates among various asset and liability accounts rarely move in tandem as the shape of the yield curve for various types of assets and liabilities is constantly changing in response to investor perceptions and economic events and circumstances.

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Lending Activities and Strategy

        Historically, the Company's primary lending emphasis was the origination of 1-4 family residential mortgages. More recently, the Company shifted its focus to higher yielding lending, including: commercial real estate loans and C&I loans as well as construction loans. The Company's current lending strategy has been developed to take advantage of: (1) the Company's historical strengths in the areas of permanent and construction residential mortgage lending; (2) DBI name recognition and commitment to serving its local markets in Boston and its northern suburbs; and (3) the infrastructure which has been developed over the last decade to support the commercial lending emphasis.

        The Company's lending operations consists of two principal segments: (1) residential mortgage lending; and (2) commercial and construction in conjunction with the intensified efforts to become a full-service community bank. Details regarding the Company's loan portfolio composition and characteristics are included in Exhibits I-6, I-7 and I-8. As of June 30, 2007, C&I loans had increased to $293.2 million, equal to 34.0% of total loans while commercial mortgage loans amounted to $218.2 million (25.3% of total loans) and construction loans amounted to $128.6 million (14.9% of total loans). Thus, in aggregate, commercial mortgage, C&I and construction loans equaled 74.2% of the total loan portfolio. The balance of the loan portfolio was comprised of residential mortgage, home equity and consumer loans equal to $171.8 million (19.9% of total loans), $40.5 million (4.70% of total loans) and $9.8 million (1.1% of total loans), respectively.

        Commercial and Industrial Loans

        C&I loans represent a growth element for the Company's loan portfolio and is the largest single element of the portfolio. The Company intensified its efforts to increase the business loan portfolio over the last decade, and management expects that ongoing regional consolidation coupled with planned branch expansion and efforts to hire seasoned commercial lenders in the local market will facilitate its marketing efforts in this regard. The Company offers commercial loans to sole proprietorships, professional partnerships and various other small businesses. Such loans may be either secured or unsecured to customers in the local market area, typically for the purpose of financing equipment acquisition, expansion, working capital and

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other general business purposes. The terms of credit lines are generally one year but may be extended at the option of the Company; C&I term loans may be for periods of up to seven years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to the Wall Street Journal Prime rate.

        Commercial Mortgage Lending

        Commercial mortgage lending (including limited multi-family mortgage lending) has been an area of portfolio diversification for the Company. Such loans are typically secured by properties in the Company's market area and are generally originated by the Company but may include participation interests purchased from other local lenders. The substantial majority of such mortgage loans originated by the Company are secured by properties in Massachusetts or nearby areas of southern New England. Multi-family and commercial mortgage loans are typically adjustable over a period of 3, 5 or 7 years of the loan and are indexed to the Federal Home Loan Bank advance rate of comparable maturity. Such loans typically possess amortization periods of 10 to 25 years, and loan-to-value ratios of up to 80%, and target a debt-coverage ratio of at least 1.2 times. The typical commercial or multi-family loans that the Company will be seeking to make will have a principal balance in the range of $2 million to $20 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower. Multi-family and commercial real estate loans are secured by office buildings, retail and industrial use buildings, apartments and other structures such as strip shopping centers, retail shops and various other properties. Most income producing property loans originated by the Company are for the purpose of financing existing structures rather than new construction. Such loans will generally be collateralized by local properties.

        Construction Loans

        Construction lending has expanded modestly over the last several years reflecting the Company's portfolio diversification efforts. The Company originates residential and, to a lesser extent, commercial construction loans. Such lending shortens the average duration of assets and support asset yields. The Company generally limits such loans to known builders and developers with established lending relationships with the Company. In the case where the Company is

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making a construction loan to the owner of the structure, DBI typically structures the loan as a construction which converts to a permanent loan upon completion of the construction phase. The majority of the Company's construction lending is in the Boston metropolitan area. Construction loans generally have terms which typically range from six to twelve months and LTV ratios up to 75%.

        Residential Lending

        As of June 30, 2007, residential mortgage loans equaled $171.8 million, or 19.9% of total loans. It is the current practice to retain only adjustable rate or shorter-term fixed rate loans (i.e., maturities of 15 years or less) for portfolio and sell longer term fixed rate loans (i.e., with maturities greater than 15 years) into the secondary market on a servicing retained basis. The Company typically originates 1-4 family loans pursuant to the guidelines of Freddie Mac, with a loan-to-value ("LTV") ratio of up to 100%, with private mortgage insurance ("PMI") being required for loans in excess of a 80% LTV ratio. The substantial portion of 1-4 family mortgage loans have been originated by the Company and are secured by residences in the local market. As a complement to the 1-4 family permanent mortgage lending activities, the Company also offers home equity loans. Such loans typically have shorter maturities and higher interest rates than traditional 1-4 family lending. Home equity loans totaled $40.5 million, equal to 4.7% of total loans as of June 30, 2007.

        Consumer Lending

        Consumer loans are generally offered to provide a full line of loan products to customers and typically include unsecured personal loans, automobile loans, loans secured by passbook savings or certificate accounts, overdraft lines of credit, boat and RV loans and loans to help finance the cost of education including primary, secondary and graduate school. As of June 30, 2007, consumer loans totaled $9.8 million, equal to 1.1% of total loans.

        Loan Originations, Purchases and Sales

        Exhibit I-9, which shows the Company's loan originations/purchases, repayments and sales over the past three fiscal years, highlights the Company's recent emphasis on C&I,

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August 10, 2007
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commercial mortgage, and construction lending. Overall loan originations have fluctuated based primarily on market factors including the interest rate environment. In this regard, total loan originations have diminished from $359.0 million in fiscal 2004 to $261.6 million in fiscal 2006, and equaled $183.0 million for the first six months of fiscal 2007 on an annualized basis. Notwithstanding the declining origination volumes, largely reflecting a retrenchment from construction lending reflecting the perceived risks of such lending in the current market environment, the outstanding balance of loans realized increases in each of the last three fiscal years as loan repayment rates have been declining as well.

        Summary of Lending

        The Company's intent is to continue to extend loans to borrowers primarily utilizing its in-house staff for the underwriting and origination functions. The focus will continue to be on building commercial account relationships and expects to continue to build the team of seasoned commercial lenders with local market experience in all facets of commercial lending to small to mid-sized businesses including commercial mortgage lending, C&I lending, while also establishing an asset-based lending program. An added benefit of the Bank's higher capitalization will be the ability to service comparatively larger commercial account relationships from a lending perspective as a result of the higher legal lending limit (the Bank expects that its internal lending limit will be substantially increased but will be less than the legal limit which may be in the range of $25 million to $30 million). Moreover, the Bank's ability to make larger loans will increase the ability to purchase large participation loans from other local lenders and/or participate in the syndication of very large loans originated by major commercial banks.

Asset Quality

        The Company's asset quality has historically been strong and the level of non-performing assets ("NPAs") is currently modest. As reflected in Exhibit I-10, the NPA balance was $5.2 million, equal to 0.41% of assets, consisting solely of non-accruing loans. The ratio of allowances to total loans equaled 1.20% while reserve coverage in relation to NPAs equaled 197.80% (see Exhibit I-11).

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        The most significant non-performing asset at June 30, 2007 consisted of a $3.6 million construction and development loan secured by a 23 lot subdivision in the Company's market. The Company believes the loan is well secured but the borrower is experiencing cash flow problems and which could lead to foreclosure on the property.

        While DBI's asset quality has been relatively strong, notwithstanding the large delinquent acquisition and development loan noted above, we believe there may be risk factor which is not reflected in the data. Specifically, the Company's asset base has been increasingly comprised of high risk-weight loans including commercial mortgage and C&I loans. Additionally, the commercial loan portfolio has limited seasoning; the portfolio of C&I loans increased by more than $100 million between the end of fiscal 2004 and 2006 and thus, more than doubled in size. The limited seasoning of the portfolio is important since asset quality problems may not arise until after several years of seasoning and/or deterioration in the economy stresses the portfolio. Moreover, the portfolio reflects a concentration of comparatively large relationships, with the credit extended to each of the ten largest borrowers ranging from $8.6 million to $11.7 million as of June 30, 2007. At the same time, these large relationship are typically comprised of a number of loans with common guarantors.

Funding Composition and Strategy

        As of June 30, 2007, the Company's assets were funded primarily with deposits, and, to a lesser extent, borrowings and equity (see Exhibits I-12, I-13 and I-14). The Company's deposit services cater to primarily individuals rather than commercial businesses, although the commercial segment has been growing in recent periods.

  Deposits

        Local retail deposits have consistently addressed the substantial portion of DBI's funding needs, with core deposits in the form of non-interest bearing checking, passbook accounts, and money market deposit accounts comprising the majority of deposits. In the aggregate, these accounts totaled $630.5 million, or 64.9% of total deposits as of June 30, 2007. At this same date, CDs accounted for approximately 35.1% of deposits. Approximately 95% of CDs had remaining maturities of one year or less. Large balance CDs (i.e. balances greater than

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Page 1.30

$100,000), which tend to be more rate sensitive than lower balance CDs, accounted for $208.2 million, or 61.0% of deposits, at June 30, 2007.

        Several factors have served to increase the Company's deposit costs, notwithstanding a deposit mixture weighted towards savings and transaction accounts. First, recent deposit growth (i.e., since fiscal 2005) has been primarily realized in large balance CDs which have been attracted with highly competitive rates — brokered and internet generated CDs approximated $90 million as of June 30, 2007. Likewise, money market accounts comprise the majority of the transaction account total and have also been attracted and retained with a highly competitive rate relative to the prevailing competition. Similarly, the Company offers a high yield checking account offering a 6% yield subject to meeting certain requirements with respect to direct deposits, debit card utilization, and accessing the account online as well as receiving electronic statements.

  Borrowings

        Borrowings have been utilized primarily as a supplemental funding source to fund lending and investment security activity. As of June 30, 2007, borrowed funds consisted of $152.5 million of Federal Home Loan Bank (FHLB) advances. Maturities on DBI's portfolio of borrowed funds extend out to 2011 and beyond. Fixed-rate advances includes amounts which may be converted by the FHLB, at various designated dates following issuance, from fixed-rate to variable-rate debt, or for certain advances, adjusted to current market fixed rates. As of June 30, 2007, convertible advances had a balance of $138.4 million.

        Securities sold under agreements to repurchase consist of retail repurchase agreements, which essentially are a collateralized commercial overnight sweep account, have also increased reflecting the growth of commercial account relationships and equaled $30.5 million, or 2.43% of assets as of June 30, 2007. The balance of borrowed funds consists of subordinated debt raised through the Trusts which totaled $30.0 million as of June 30, 2007. A portion of the funds retained by the Company funds are anticipated to be utilized to fund the retirement of subordinated debt as it can be repaid without penalty over a period ranging from fiscal 2009 to 2011.

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Subsidiary

        The Bank has four wholly-owned subsidiaries as follows:

        Conant Ventures, Inc.    Conant Ventures, Inc. is a wholly owned subsidiary of DBI that is allowed to engage in real estate investment activities permissible for a Massachusetts bank as defined in section 362 of the FDIC's Rules and Regulations. Conant Ventures is not presently engaged in any real estate investment activities and has not held any real estate investments since prior to 2000.

        Conant Investment Corporation and Danvers Square Investment Corporation.    Conant Investment Corporation and Danvers Square Investment Corporation are wholly owned subsidiaries of DBI that qualify as Massachusetts securities corporations through which DBI buys, sells and holds securities on DBI's own behalf. These subsidiaries maintain accounts at DBI, on terms and conditions generally available to regular customers, for the primary purpose of accumulating current earnings, payments and/or maturities from their securities until a level is reached that would allow the acquisition of additional securities at the normal level purchased by the corporation. The accounts are limited in amount and time so as to reasonably reflect the need for holding cash in an interest bearing account on a short-term, temporary basis pending reinvestment. On a quarterly basis the activity of these subsidiaries is reviewed to determine if a dividend is required to be declared and paid to DBI in order to be in compliance with Massachusetts DOR Regulations.

        One Conant Capital LLC.    One Conant Capital LLC is a limited liability company, wholly owned by DBI that originates and holds loans secured by real estate, to originate and hold commercial and industrial loans, and to engage in any other activity in which the Bank itself may engage.

        In addition to Danversbank, the DBI currently has three other subsidiaries: Danvers Capital Trust I, Danvers Capital Trust I, and Danvers Capital Trust III, all of which were formed for the purpose of issuing subordinated debt at the MHC level for the purpose of infusing capital into the Bank.

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Legal Proceedings

        Other than the routine legal proceedings that occur in the Company's ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company's financial condition or operations.

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August 10, 2007
Page 2.1

II.    MARKET AREA

Introduction

        Founded in 1850 and operating continuously since that time in the Greater Boston area of Massachusetts, the Company currently conducts operations out of its main office in Danvers, Massachusetts, and a total of seven branch offices in Essex County, four branch offices in contiguous Middlesex County, Massachusetts, and two branch offices and a full-service commercial banking office in contiguous Suffolk County, both south of Essex County. The major portion of the Company's deposit activities are conducted within the markets served by the retail branches and surrounding region, while lending activities extend to contiguous counties in the Greater Boston area. The Company gained two of its Suffolk County branches from a merger with Revere Federal Savings in 2001 and one branch office in Middlesex County from a merger with BankMalden in February of 2007. A map showing the Company's office coverage is set forth below and details regarding the Company's offices and recent trends with respect to market interest rate levels are set forth in Exhibit II-1 and II-2, respectively.

Danvers Bancorp, Inc.
Map of Branch Locations

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Page 2.2

The Greater Boston Area

        The Boston Metropolitan Statistical Area ("MSA") had a population of approximately 4.5 million as of 2006, representing a moderate increase since 2000. The Greater Boston area has experienced a four-decade shift from a manufacturing to knowledge-based economy, with rising educational attainment levels driving individual economic outcomes.

        Greater Boston's colleges and universities have a major impact on the city and region's economy. Not only are they major employers, but they also attract high-tech industries to the city and surrounding region, including computer hardware and software companies as well as biotechnology companies like Millennium Pharmaceuticals, Merck & Co., Millipore, Genzyme, and Biogen Idec. Students enrolled in Boston's colleges and universities contribute $4.8 billion annually to the city's economy. Among other things, the area has a high regional concentration of institutions of higher education and health care, research institutes, high tech companies, a highly skilled workforce and venture capital.

        A number of factors have contributed to the vibrant economy realized in Greater Boston over the last several decades, including the colleges and universities, culture, health care sector, and tourism.

    Colleges and Universities.  Boston's reputation as the Athens of America derives in large part from the teaching and research activities of more than 100 colleges and universities located in the Greater Boston Area, with more than 250,000 students attending college in Boston and Cambridge alone. Within the Greater Boston area, institutions for higher learning consist of Harvard University, The Massachusetts Institute of Technology ("MIT"), and Boston University, among others. These institutions also serve as some of the area's largest employers. Harvard employs over 10,000 people, while MIT employs over 9,500 people.

    Culture.  The culture of Boston shares many roots with greater New England, including a dialect of the Eastern New England accent popularly known as Boston English. Boston has its own slang, which has existed for many years. Boston is a major destination of Irish immigrants. Irish Americans are a major influence on Boston's politics and religious institutions and consequently on the rest of Massachusetts.

    Health Care.  Greater Boston is a global leader in health care and health technology. The Boston's health services sector represents more than one out of

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    six city jobs, with 103,835 employed in 2003, including all employment in Boston's 22 inpatient hospitals, 25 community health centers, nursing homes, and community, family, and child services. The Longwood Medical Area is a region of Boston with a concentration of medical and research facilities, including Beth Israel Deaconess Medical Center, Brigham and Women's Hospital, Children's Hospital Boston, and Dana-Farber Cancer Institute. Greater Boston is also home to the medical and dental schools of Tufts, Harvard, and Boston Universities. The presence of numerous world-class teaching hospitals and academic research centers not only attracts out-of-state patients and research funds, but has sparked the rapid development of the related medical device and biotechnology sectors.

    Tourism.  Tourism comprises a large part of Boston's economy. Boston is one of the country's top 10 tourist attractions, focusing on the city's 62 historic sites, its nearly 2,000 restaurants, and its hundreds of hotels. Tourism is a year-round industry in Boston, which hosted 16.3 million visitors in 2004, spending $7.9 billion.

        During the mid- and late-1990s as well as 2000, the Boston economy flourished in connection with the national economic expansion and a resulting increase in demand for the products and services produced by the Boston MSA economy, particularly with respect to the technology and financial services sectors. Yet the area began losing jobs early in the recession of 2001. The national economic slowdown experienced has adversely impacted the Boston MSA economy, most notably in the technology sector. Between 2002 and 2004, Boston lost approximately 25,500 jobs, however the area regained 13,000 jobs from 2004 to 2006 reflecting the general economic recovery.

        The Company's competitive environment includes a number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. The primary market area economy is fairly diversified, with services, wholesale/retail trade and manufacturing constituting the basis of the primary market area economy.

        Future growth opportunities for Danvers depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of the Greater Boston area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company and will be factored into our valuation analysis accordingly.

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Market Area Demographics

        Key demographic and economic indicators in the Company's market include population, number of households and household/per capita income levels. Demographic data for the Boston MSA, and the Counties of Essex, Middlesex, and Suffolk, as well as comparative data for Massachusetts and the U.S., is provided in Table 2.1.

        Moderate population growth has been experienced in the Boston MSA, Essex County, and Middlesex County. Suffolk County, however declined by 0.1% from 2000-2006. The City of Boston, which is located in Suffolk County, has a high cost of living that makes it difficult for middle class families to stay in the area, which could be a factor in the small decline in population from the last six years. The outlying, more suburban and rural county of Essex recorded the highest growth rate of 0.7%, which was higher than the statewide growth rate of 0.5%. The Boston MSA grew at the same rate as the Commonwealth of Massachusetts and Middlesex County grew at a moderate 0.2%, which is comparatively modest relative to the national growth rate.

        Growth in the number of households paralleled population growth, as the three market area counties recorded annual rates of household growth since 2000 of 0.1% for Suffolk County, 0.2% for Middlesex County, and 0.6% for Essex County, compared to the overall Boston MSA (0.5%) and Massachusetts (0.5%). All of the growth rates were lower than the comparable U.S. growth rate of 1.3%, for the past six years.

        Median household and per capita income levels in Middlesex County were higher than the comparative medians for the Boston MSA, Massachusetts, and the U.S., reflecting the relative affluence of the market area that serves as home to a high concentration of white collar professionals who work in the Boston MSA. Essex County reported income levels in line with Boston MSA averages, while Suffolk County reported lower than average levels of income.

        Household income distribution measures further imply Middlesex County as an affluent market, as the income distribution measures for Middlesex County indicated significantly higher

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Page 2.5

Table 2.1
Danvers Bancorp, Inc.
Summary Demographic Data

	Year			Growth Rate	Growth Rate
	2000	2006	2011	2000-06	2006-2011
Population(000)
United States	281,422	303,582	323,786	1.3%	1.3%
Massachusetts	6,349	6,540	6,683	0.5%	0.4%
Boston MSA	4,391	4,518	4,612	0.5%	0.4%
Essex County	723	756	778	0.7%	0.6%
Middlesex County	1,465	1,484	1,495	0.2%	0.1%
Suffolk County	690	684	683	-0.1%	0.0%
Households(000)
United States	105,480	114,050	121,863	1.3%	1.3%
Massachusetts	2,444	2,522	2,585	0.5%	0.5%
Boston MSA	1,680	1,732	1,773	0.5%	0.5%
Essex County	275	285	293	0.6%	0.6%
Middlesex County	561	569	575	0.2%	0.2%
Suffolk County	279	280	280	0.1%	0.0%
Median Household Income($)
United States	$42,164	$51,546	$60,704	3.4%	3.3%
Massachusetts	50,539	63,971	78,209	4.0%	4.1%
Boston MSA	54,590	70,111	86,118	4.3%	4.2%
Essex County	51,763	65,803	80,701	4.1%	4.2%
Middlesex County	60,814	78,854	100,228	4.4%	4.9%
Suffolk County	39,370	50,068	61,098	4.1%	4.1%
Per Capita Income($)
United States	$21,587	$27,084	$32,982	3.9%	4.0%
Massachusetts	25,952	34,320	43,730	4.8%	5.0%
Boston MSA	28,016	37,536	48,377	5.0%	5.2%
Essex County	26,358	34,287	43,362	4.5%	4.8%
Middlesex County	31,199	42,582	55,842	5.3%	5.6%
Suffolk County	22,766	30,099	38,655	4.8%	5.1%
2006 HH Income Dist.(%)	Less Than $25,000	$25,000 to 50,000	$50,000 to $100,000	Over $100,000
United States	22.7%	25.8%	31.8%	19.8%
Massachusetts	19.0%	20.5%	31.4%	29.2%
Boston MSA	16.6%	18.7%	31.5%	33.2%
Essex County	18.5%	19.8%	31.5%	30.3%
Middlesex County	13.7%	16.7%	30.7%	38.8%
Suffolk County	27.0%	22.9%	28.2%	21.8%

Sources: SNL Financial, LC. and ESRI Business Information Solutions

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percentages of households with incomes above $50,000 compared to Essex and Suffolk Counties, the Commonwealth of Massachusetts, and the U.S. Growth in household income in the primary market area counties was above the Massachusetts growth rate from 2000 to 2006, and higher than the U.S. growth rate. Household income for Middlesex and Essex Counties is projected to increase over the next five years at a higher pace than the projected growth rates for Massachusetts and the U.S.

Local Economy

        Shown in Table 2.2 below, Massachusetts and the three market area counties reported the largest proportion of employment in services and wholesale/retail trade, indicative of a relatively diversified employment base. Essex and Middlesex Counties recorded a higher level of manufacturing employment, while Suffolk County reported the highest level of employment in finance, insurance, and real estate. The manufacturing industry, once the backbone of the local economy, has generally experienced a decline in the Company's primary market area, reflecting the general trend of a shrinking manufacturing base throughout the Northeast U.S. in favor of the services sector.

Table 2.2
Danvers Bancorp, Inc.
Primary Market Area Employment Sectors — 2005
(Percent of Labor Force)

Employment Sectors	Massachusetts	Essex	Middlesex	Suffolk
Services	47.4%	45.0%	50.7%	55.2%
Wholesale/Ret. Trade	13.7	15.0	13.3	6.9
Government	10.6	10.3	8.4	12.3
Fin. Ins. Real Estate	9.2	7.7	7.0	14.7
Manufacturing	7.7	11.6	8.8	2.3
Construction	5.6	6.0	5.3	2.6
Transportation/Utilities	2.5	1.8	2.1	3.5
Information	2.4	2.0	3.9	2.5
Farming	0.2	0.2	0.1	0.0
Other	0.7	0.4	0.4	0.0

	100.0%	100.0%	100.0%	100.0%

Source: REIS DataSource.

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        Table 2.3 reveals employment projections from 2000 to 2030 for the Greater Boston area. The projections suggest that the region could add approximately 240,000 jobs during the 30-year period, an increase of 10.3%. Service sectors will have the largest number of new jobs, while declines in manufacturing employment will continue. Half of the new jobs are expected to be in professional and business services and education and health services. Manufacturing is the only sector expected to decline, mirroring national trends. There may be a loss of 46,000 manufacturing jobs, a decrease of 16%.

        The Greater Boston area is currently a leader in high-tech industry, which comprises many different activities in a variety of sectors. Projections suggest that high-tech employment may grow relatively slowly over the coming decades, declining from 12% to 8% of total employment.

        For the Greater Boston area, this means:

  •
  The loss of manufacturing jobs creates a need for workforce retraining.

  •
  Gains in education and health services suggest that the region will remain a national leader in this field, though rising costs and infrastructure limits could constrain the growth of academic and medical institutions.

  •
  The leisure and hospitality sectors may not grow as fast if unattractive development detracts from the New England character that brings tourists to the region.

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Page 2.8

Table 2.3
Danvers Bancorp, Inc.
Greater Boston Area Employment Sector Projections

Sector	2000	2010	2020	2030
Natural Resource, Mining, Construction	90,263	100,682	105,854	110,848
Manufacturing	288,246	268,934	255,026	242,434
Trade, Transportation and Utilities	462,539	483,408	500,442	510,907
Information	100,914	107,076	112,121	115,347
Financial Activities	186,647	194,932	202,810	206,211
Professional and Business Services	338,923	370,267	398,233	414,001
Education and Health Services	514,036	540,410	564,146	578,954
Leisure and Hospitality	183,734	195,874	206,362	213,032
Other Services	71,283	76,333	80,564	83,352
Government	107,752	108,639	110,259	110,252

Regional Total	2,344,338	2,446,555	2,535,816	2,585,338

Source: Metropolitan Area Planning Council.

        Comparative unemployment rates for the three market area counties, as well as for the U.S., Massachusetts, and the Boston MSA, are shown in Table 2.4. The unemployment data for the market area further indicates the strength of the local economy, as the most recent unemployment rates for the Boston MSA are below the statewide average. Middlesex County reported the lowest unemployment rate of 4.1%, which is below both the U.S. and Massachusetts averages. Essex County reported the same unemployment rate as the Commonwealth of Massachusetts, 5.1% and Suffolk County was slightly higher with a 5.2% unemployment rate for May 2007. Consistent with the U.S. unemployment trends, Suffolk County reported a lower unemployment rate for May 2007, compared to a year ago. The Commonwealth of Massachusetts, the Boston MSA, and the other two primary market area counties reported higher unemployment rates, compared to a year ago.

Table 2.4
Danvers Bancorp, Inc.
Unemployment Trends(1)

Region	May 2006 Unemployment	May 2007 Unemployment
United States	4.6%	4.5%
Massachusetts	4.9	5.1
Boston MSA	4.5	4.6
Essex County	5.1	5.1
Middlesex County	4.0	4.1
Suffolk County	5.3	5.2

(1)
Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Boards of Directors
August 10, 2007
Page 2.9

Market Area Deposit Characteristics

        The Company's retail deposit base is closely tied to the economic fortunes of the Boston MSA and, in particular, the markets that are nearby to each of the Company's branch office locations. Table 2.5 displays deposit market trends over recent years for Essex, Middlesex, and Suffolk Counties as of June 30, 2006. Annual deposit growth in Essex and Suffolk Counties over the last several years has approximated 3.3% and 3.2%, respectively. Deposits declined in Middlesex County for the last few years at a rate of 2.7%. The market is dominated by savings institutions in Essex and Middlesex Counties, which hold approximately 63.1% and 50.1% of the market share. However, commercial banks dominate in Suffolk County with 89.1% percent of the market share. The Company's annual deposit growth in Essex County was 10.3% and deposits grew at a faster pace in Middlesex County at 20.8%, which were both higher than deposits in Suffolk County, which declined at a 0.2% rate from 2004 to 2006. The merger with BankMalden in February 2007 provided Danvers with an additional branch location in Middlesex County facilitating growth in that market.

        The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Danvers. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Some of the Company's largest competitors include Bank of America Corporation, Eastern Bank Corporation, and Sovereign Bancorp Inc.

Boards of Directors
August 10, 2007
Page 2.10

Table 2.5
Danvers Bancorp, Inc.
Essex County Deposit Detail

						Total Deposits as of June 30,
Company Name	Institution Name	Headquarters City	HQ State		# of Brchs				Market Share as of 2006	2004-2006 CAGR
				Type		2004	2005	2006
						($000)	($000)	($000)	(%)	(%)
TD Bank Financial Group	TD Banknorth NA	Portland	ME	Bank	47	$2,094,352	$2,032,210	$1,899,808	12.81%	-4.76%
Eastern Bank Corporation	Eastern Bank (MHC)	Boston	MA	SB	29	$1,602,736	$1,744,809	$1,754,349	11.83%	4.62%
Bank of America Corp.	Bank of America NA	Charlotte	NC	Bank	39	$1,108,794	$1,730,013	$1,672,808	11.28%	22.83%
Sovereign Bancorp Inc.	Sovereign Bank	Wyomissing	PA	Thrift	39	$1,907,075	$1,713,974	$1,619,785	10.93%	-7.84%
Salem Five Cents Savings Bank	Salem Five Cents SB	Salem	MA	SB	20	$1,381,217	$1,472,278	$1,520,175	10.25%	4.91%
Danvers Bancorp Inc.	Danversbank (MHC)	Danvers	MA	SB	7	$581,083	$634,247	$706,387	4.76%	10.26%
Royal Bank of Scotland Group	Citizens Bank of MA	Boston	MA	Bank	18	$678,064	$710,473	$663,080	4.47%	-1.11%
Inst for Svgs in Newburyport	Inst for Svgs in Newburyport	Newburyport	MA	SB	5	$471,021	$492,853	$544,672	3.67%	7.53%
Newburyport Five Cents Svgs Bk	Newburyport Five Cents SB	Newburyport	MA	SB	5	$330,327	$344,228	$364,243	2.46%	5.01%
Pentucket Bank	Pentucket Bank	Haverhill	MA	SB	4	$336,645	$348,057	$358,802	2.42%	3.24%
Beverly National Corp.	Beverly National Bank	Beverly	MA	Bank	10	$312,939	$375,048	$346,011	2.33%	5.15%
North Shore Bancorp MHC	North Shore Bank Co-op (MHC)	Peabody	MA	SB	12	$302,735	$315,438	$333,466	2.25%	4.95%
LSB Corp.	RiverBank	North Andover	MA	SB	7	$290,566	$300,941	$291,808	1.97%	0.21%
Cape Ann Savings Bank	Cape Ann Savings Bank	Gloucester	MA	SB	3	$262,683	$252,663	$242,044	1.63%	-4.01%
First Ipswich Bancorp	First National Bank of Ipswich	Ipswich	MA	Bank	7	$207,200	$194,074	$226,965	1.53%	4.66%
Provident Bancorp	Provident Bank (MHC)	Amesbury	MA	SB	5	$205,552	$216,638	$213,473	1.44%	1.91%
Meridian Financial Svcs Inc	East Boston SB (MHC)	East Boston	MA	SB	4	$172,948	$178,733	$213,218	1.44%	11.03%
Grand Bank Corp.	Natl Grand Bk of Marblehead	Marblehead	MA	Bank	2	$185,859	$196,348	$188,396	1.27%	0.68%
Northmark Bank	Northmark Bank	North Andover	MA	Bank	2	$178,403	$190,556	$185,556	1.25%	1.99%
Beverly Financial, MHC	Beverly Co-operative Bank	Beverly	MA	SB	6	$122,459	$152,261	$179,958	1.21%	21.22%
Haverhill Bank	Haverhill Bank	Haverhill	MA	SB	3	$137,236	$142,380	$145,434	0.98%	2.94%
Saugusbank a Co-operative Bk	Saugusbank a Co-operative Bk	Saugus	MA	SB	3	$131,533	$140,763	$132,126	0.89%	0.23%
Marblehead Savings Bank	Marblehead Savings Bank	Marblehead	MA	SB	2	$108,974	$111,167	$118,854	0.80%	4.43%
Savings Bank	Savings Bank	Wakefield	MA	SB	4	$81,889	$115,384	$104,043	0.70%	12.72%
Georgetown Bancorp Inc. (MHC)	Georgetown Savings Bank (MHC)	Georgetown	MA	Thrift	3	$88,199	$93,998	$100,614	0.68%	6.81%
Gloucester Co-operative Bank	Gloucester Co-operative Bank	Gloucester	MA	SB	1	$95,125	$110,346	$100,575	0.68%	2.82%
Rockport National Bancorp Inc.	Rockport National Bank	Rockport	MA	Bank	5	$92,523	$96,421	$96,555	0.65%	2.16%
Century Bancorp Inc.	Century Bank & Trust Company	Somerville	MA	Bank	4	$81,873	$85,262	$83,155	0.56%	0.78%
Bank of New England	Bank of New England	Salem	NH	Bank	1	$38,196	$55,775	$70,803	0.48%	36.15%
Equitable Co-operative Bank	Equitable Co-operative Bank	Lynn	MA	SB	3	$62,235	$64,177	$67,793	0.46%	4.37%
Methuen Co-operative Bank	Methuen Co-operative Bank	Methuen	MA	SB	1	$67,441	$68,977	$63,186	0.43%	-3.21%
Granite Savings Bank	Granite Savings Bank	Rockport	MA	SB	1	$44,077	$44,290	$48,286	0.33%	4.67%
Enterprise Bancorp Inc.	Enterprise B&TC	Lowell	MA	Bank	1	$13,092	$25,627	$38,849	0.26%	72.26%

Boards of Directors
August 10, 2007
Page 2.11

Table 2.5
Danvers Bancorp, Inc.
Essex County Deposit Detail

						Total Deposits as of June 30,
Company Name	Institution Name	Headquarters City	HQ State		# of Brchs				Market Share as of 2006	2004-2006 CAGR
				Type		2004	2005	2006
						($000)	($000)	($000)	(%)	(%)
Wakefield Co-operative Bank	Wakefield Co-operative Bank	Wakefield	MA	SB	1	$36,614	$33,104	$38,370	0.26%	2.37%
Merrimac Savings Bank	Merrimac Savings Bank	Merrimac	MA	SB	1	$34,141	$41,328	$37,938	0.26%	5.41%
Stoneham Savings Bank	Stoneham Savings Bank	Stoneham	MA	SB	1	$30,542	$33,546	$32,423	0.22%	3.03%
Economy Co-operative Bank	Economy Co-operative Bank	Merrimac	MA	SB	1	$23,687	$21,799	$20,978	0.14%	-5.89%

			Totals			$13,900,035	$14,880,186	$14,824,986	100.00%	3.27%
			Commercial Banks			$4,991,295	$5,691,807	$5,471,986	36.91%	4.70%
			Savings Institutions			$8,908,740	$9,188,379	$9,353,000	63.09%	2.46%

Source: SNL Securities.

Boards of Directors
August 10, 2007
Page 2.12

Table 2.5
Danvers Bancorp, Inc.
Middlesex County Deposit Detail

						Total Deposits as of June 30,
Company Name	Institution Name	Headquarters City	HQ State		# of Brchs				Market Share as of 2006	2004-2006 CAGR
				Type		2004	2005	2006
						($000)	($000)	($000)	(%)	(%)
Royal Bank of Scotland Group	Citizens Bank of Massachusetts	Boston	MA	Bank	119	$7,087,939	$7,351,097	$6,948,214	20.52%	-0.99%
Bank of America Corp.	Bank of America NA	Charlotte	NC	Bank	128	$7,893,878	$5,665,346	$5,344,285	15.78%	-17.72%
Middlesex Savings Bank	Middlesex Savings Bank	Natick	MA	SB	21	$2,370,206	$2,449,442	$2,636,071	7.78%	5.46%
Sovereign Bancorp Inc.	Sovereign Bank	Wyomissing	PA	Thrift	51	$2,299,512	$2,205,975	$2,268,522	6.70%	-0.68%
Cambridge Financial Group Inc	Cambridge Savings Bank (MHC)	Cambridge	MA	SB	16	$1,644,554	$1,653,623	$1,687,877	4.98%	1.31%
TD Bank Financial Group	TD Banknorth NA	Portland	ME	Bank	36	$1,955,772	$1,577,960	$1,462,205	4.32%	-13.53%
Watertown Savings Bank	Watertown Savings Bank	Watertown	MA	SB	9	$934,279	$984,626	$1,053,093	3.11%	6.17%
Century Bancorp Inc.	Century Bank & Trust Company	Somerville	MA	Bank	8	$900,633	$900,886	$927,295	2.74%	1.47%
MASSBANK Corp.	MASSBANK	Reading	MA	SB	15	$865,652	$822,495	$757,092	2.24%	-6.48%
Enterprise Bancorp Inc.	Enterprise B&TC	Lowell	MA	Bank	10	$633,909	$680,589	$757,061	2.24%	9.28%
Eastern Bank Corporation	Eastern Bank (MHC)	Boston	MA	SB	12	$487,297	$620,684	$672,830	1.99%	17.50%
East Cambridge Savings Bank	East Cambridge Savings Bank	Cambridge	MA	SB	9	$559,849	$574,445	$617,014	1.82%	4.98%
Cambridge Bancorp	Cambridge Trust Company	Cambridge	MA	Bank	9	$628,665	$629,789	$613,665	1.81%	-1.20%
Lowell Five Cents Savings Bank	Lowell Five Cents Savings Bank	Lowell	MA	SB	12	$583,524	$565,145	$562,988	1.66%	-1.78%
Brookline Bancorp Inc.	Brookline Bank	Brookline	MA	Thrift	12	$441,049	$475,015	$498,074	1.47%	6.27%
Village Bank	Village Bank	Newton	MA	SB	7	$430,825	$445,559	$454,093	1.34%	2.66%
Central Bancorp Inc.	Central Co-operative Bank	Somerville	MA	SB	12	$315,655	$341,067	$410,245	1.21%	14.00%
Assabet Valley Bancorp	Hudson Savings Bank (MHC)	Hudson	MA	SB	3	$367,991	$367,546	$390,802	1.15%	3.05%
Winchester Savings Bank	Winchester Savings Bank	Winchester	MA	SB	5	$370,791	$386,730	$386,757	1.14%	2.13%
Eagle Bank	Eagle Bank	Everett	MA	SB	7	$378,990	$386,384	$376,750	1.11%	-0.30%
Northern Bancorp Inc.	Northern Bank & Trust Company	Woburn	MA	Bank	11	$267,190	$292,903	$324,243	0.96%	10.16%
Belmont Savings Bank	Belmont Savings Bank	Belmont	MA	SB	5	$297,537	$305,812	$318,500	0.94%	3.46%
Winchester Co-operative Bank	Winchester Co-operative Bank	Winchester	MA	SB	1	$308,608	$304,458	$296,303	0.88%	-2.01%
StonehamBank	StonehamBank	Stoneham	MA	SB	5	$251,602	$276,283	$285,281	0.84%	6.48%
Middlesex Federal Savings FA	Middlesex Federal Savings FA	Somerville	MA	Thrift	3	$279,637	$277,207	$273,461	0.81%	-1.11%
North Middlesex Savings Bank	North Middlesex Savings Bank	Ayer	MA	SB	6	$222,139	$246,063	$264,289	0.78%	9.08%
Savings Bank	Savings Bank	Wakefield	MA	SB	5	$258,675	$264,496	$242,274	0.72%	-3.22%
Stoneham Savings Bank	Stoneham Savings Bank	Stoneham	MA	SB	7	$213,659	$215,552	$240,535	0.71%	6.10%
Framingham Co-operative Bank	Framingham Co-operative Bank	Framingham	MA	SB	3	$232,127	$236,316	$232,909	0.69%	0.17%
Everett Co-operative Bank	Everett Co-operative Bank	Everett	MA	SB	1	$183,193	$190,174	$195,502	0.58%	3.30%
Benjamin Franklin Bancorp Inc	Benjamin Franklin Bk	Franklin	MA	SB	3	$200,356	$214,220	$187,910	0.55%	-3.16%

Boards of Directors
August 10, 2007
Page 2.13

Table 2.5
Danvers Bancorp, Inc.
Middlesex County Deposit Detail

						Total Deposits as of June 30,
Company Name	Institution Name	Headquarters City	HQ State		# of Brchs				Market Share as of 2006	2004-2006 CAGR
				Type		2004	2005	2006
						($000)	($000)	($000)	(%)	(%)
Reading Co-operative Bank	Reading Co-operative Bank	Reading	MA	SB	4	$183,745	$182,717	$175,003	0.52%	-2.41%
Leader Bank NA	Leader Bank NA	Arlington	MA	Bank	3	$89,827	$137,536	$166,747	0.49%	36.25%
Winter Hill Bank FSB	Winter Hill Bank FSB	Somerville	MA	Thrift	4	$164,600	$166,176	$166,622	0.49%	0.61%
Marlborough Savings Bank	Marlborough Savings Bank	Marlborough	MA	SB	3	$154,488	$159,311	$165,073	0.49%	3.37%
Boston Private Financial	Boston Private B&TC	Boston	MA	Bank	3	$103,565	$120,380	$154,545	0.46%	22.16%
Butler Bancorp MHC	Butler Bank MHC	Lowell	MA	SB	1	$99,344	$120,223	$149,791	0.44%	22.79%
Wainwright Bank & Trust Co.	Wainwright Bank & Trust Co.	Boston	MA	Bank	7	$128,189	$131,431	$149,723	0.44%	8.07%
Natick FSB	Natick FSB	Natick	MA	Thrift	1	$157,360	$149,043	$142,085	0.42%	-4.98%
Washington Savings Bank	Washington Savings Bank	Lowell	MA	SB	3	$120,900	$120,560	$122,359	0.36%	0.60%
Danvers Bancorp Inc.	Danversbank (MHC)	Danvers	MA	SB	4	$81,781	$115,991	$119,398	0.35%	20.83%
Melrose Co-operative Bank	Melrose Co-operative Bank	Melrose	MA	SB	1	$103,983	$100,694	$101,802	0.30%	-1.05%
Lowell Co-operative Bank	Lowell Co-operative Bank	Lowell	MA	SB	2	$97,148	$96,256	$96,953	0.29%	-0.10%
North Cambridge Co-Op Bk	North Cambridge Co-Op Bk	Cambridge	MA	SB	1	$72,956	$68,097	$67,359	0.20%	-3.91%
Marlborough Bancorp	Marlborough Co-op Bk (MHC)	Marlborough	MA	SB	3	$68,145	$68,105	$64,309	0.19%	-2.86%
Wakefield Co-operative Bank	Wakefield Co-operative Bank	Wakefield	MA	SB	2	$60,526	$57,365	$56,995	0.17%	-2.96%
Beacon Federal	Beacon Federal	East Syracuse	NY	Thrift	1	$18,543	$42,566	$49,359	0.15%	63.15%
Salem Five Cents Savings Bank	Salem Five Cents Savings Bank	Salem	MA	SB	1	$20,978	$32,287	$44,535	0.13%	45.70%
Fidelity Co-operative Bank	Fidelity Co-operative Bank	Fitchburg	MA	SB	1	$38,688	$41,292	$40,932	0.12%	2.86%
Fitchburg SB FSB	Fitchburg SB FSB	Fitchburg	MA	Thrift	1	$32,491	$30,877	$31,057	0.09%	-2.23%
Northmark Bank	Northmark Bank	North Andover	MA	Bank	1	$36,317	$35,215	$29,965	0.09%	-9.17%
Service Bancorp Inc. (MHC)	Strata Bank (MHC)	Medway	MA	SB	1	$19,973	$23,812	$23,033	0.07%	7.39%
Meridian Financial Svcs Inc	East Boston Savings Bank (MHC)	East Boston	MA	SB	2	$0	$9,622	$17,989	0.05%	N.M.
Patriot Community Bk	Patriot Community Bk	Woburn	MA	SB	1	$0	$0	$15,448	0.05%	N.M.
Family Federal Savings FA	Family Federal Savings FA	Fitchburg	MA	Thrift	1	$9,942	$10,427	$10,572	0.03%	3.12%
MNB Bancorp	Milford National B&TC	Milford	MA	Bank	1	$0	$0	$8,746	0.03%	N.M.
Commerce Bancshares Corp.	Commerce Bank & Trust Company	Worcester	MA	Bank	1	$6,190	$18,785	$6,163	0.02%	-0.22%

			Totals			$35,735,372	$33,946,655	$33,862,703	100.00%	-2.66%
			Commercial Banks			$19,732,074	$17,541,917	$16,892,857	49.89%	-7.47%
			Savings Institutions			$16,003,298	$16,404,738	$16,969,846	50.11%	2.98%

Source: SNL Securities.

Boards of Directors
August 10, 2007
Page 2.14

Table 2.5
Danvers Bancorp, Inc.
Suffolk County Deposit Detail

						Total Deposits as of June 30,
Company Name	Institution Name	Headquarters City	HQ State		# of Brchs				Market Share as of 2006	2004-2006 CAGR
				Type		2004	2005	2006
						($000)	($000)	($000)	(%)	(%)
Bank of America Corp.	Bank of America NA	Charlotte	NC	Bank	68	$20,089,855	$20,829,880	$19,432,148	28.51%	-1.65%
State Street Corp.	State Street B&TC	Boston	MA	Bank	1	$14,881,963	$13,399,547	$12,097,179	17.75%	-9.84%
Royal Bank of Scotland Group	Citizens Bank of Massachusetts	Boston	MA	Bank	64	$8,338,285	$9,473,465	$11,872,913	17.42%	19.33%
Bank of New York Mellon Corp	Mellon Trust New England	Boston	MA	Bank	1	$6,658,039	$6,460,183	$8,353,380	12.26%	12.01%
State Street Corp.	Investors Bank & Trust Company	Boston	MA	Bank	1	$5,017,917	$5,121,666	$5,958,262	8.74%	8.97%
Sovereign Bancorp Inc.	Sovereign Bank	Wyomissing	PA	Thrift	41	$2,550,588	$2,884,681	$3,272,991	4.80%	13.28%
Boston Private Financial	Boston Private B&TC	Boston	MA	Bank	3	$1,069,518	$1,207,311	$1,178,626	1.73%	4.98%
Eastern Bank Corporation	Eastern Bank (MHC)	Boston	MA	SB	4	$1,090,508	$892,322	$971,940	1.43%	-5.59%
Lehman Brothers Holdings Inc.	Lehman Brothers Bank FSB	Wilmington	DE	Thrift	1	$798,580	$713,379	$736,929	1.08%	-3.94%
Meridian Financial Svcs Inc	East Boston Savings Bank (MHC)	East Boston	MA	SB	6	$476,367	$465,429	$462,974	0.68%	-1.42%
Hyde Park Savings Bank	Hyde Park Savings Bank	Boston	MA	SB	3	$392,733	$414,693	$461,478	0.68%	8.40%
Bank of America Corp.	U.S. Trust Co. NA	New York	NY	Bank	1	$114,398	$387,276	$445,727	0.65%	97.39%
Wainwright Bank & Trust Co.	Wainwright Bank & Trust Co.	Boston	MA	Bank	6	$336,778	$401,061	$427,810	0.63%	12.71%
TD Bank Financial Group	TD Banknorth NA	Portland	ME	Bank	4	$228,185	$251,907	$352,621	0.52%	24.31%
Mt. Washington Co-operative Bk	Mt. Washington Co-operative Bk	South Boston	MA	SB	5	$261,990	$288,304	$316,282	0.46%	9.87%
Massachusetts State Carpenters	First Trade Union Bank	Boston	MA	Thrift	2	$277,086	$248,173	$266,726	0.39%	-1.89%
Peoples Federal Bancorp Inc.	Peoples Fed Svgs Bk	Brighton	MA	Thrift	4	$226,780	$227,222	$223,667	0.33%	-0.69%
Cooperative Bank	Cooperative Bank	Roslindale	MA	SB	3	$190,572	$193,920	$192,672	0.28%	0.55%
Century Bancorp Inc.	Century Bank & Trust Company	Somerville	MA	Bank	9	$177,335	$178,813	$167,878	0.25%	-2.70%
Danvers Bancorp Inc.	Danversbank (MHC)	Danvers	MA	SB	3	$125,861	$126,500	$125,423	0.18%	-0.17%
UCBH Holdings Inc.	United Commercial Bank	San Francisco	CA	Bank	3	$101,073	$98,398	$117,660	0.17%	7.89%
Mercantile Capital Corp	Mercantile B&TC	Boston	MA	Bank	3	$92,733	$103,103	$111,054	0.16%	9.43%
Hyde Park Co-Operative Bank	Hyde Park Co-Operative Bank	Hyde Park	MA	Thrift	3	$90,470	$92,558	$97,051	0.14%	3.57%
One United Bank	One United Bank	Boston	MA	Bank	2	$74,261	$62,111	$63,070	0.09%	-7.84%
First Republic Bank	First Republic Bank	San Francisco	CA	Bank	1	$0	$0	$61,262	0.09%	N.M.
Salem Five Cents Savings Bank	Salem Five Cents Savings Bank	Salem	MA	SB	1	$38,252	$41,965	$51,798	0.08%	16.37%
Brookline Bancorp Inc.	Brookline Bank	Brookline	MA	Thrift	1	$21,819	$39,540	$49,250	0.07%	50.24%
First Eastern Bankshares Corp.	First FSB of Boston	Boston	MA	Thrift	1	$55,608	$44,364	$38,492	0.06%	-16.80%
Commonwealth Co-operative Bank	Commonwealth Co-operative Bank	Boston	MA	SB	1	$43,154	$41,027	$37,958	0.06%	-6.21%
Meetinghouse Co-operative Bank	Meetinghouse Co-operative Bank	Dorchester	MA	SB	1	$35,962	$39,607	$35,482	0.05%	-0.67%

Boards of Directors
August 10, 2007
Page 2.15

Table 2.5
Danvers Bancorp, Inc.
Suffolk County Deposit Detail

						Total Deposits as of June 30,
Company Name	Institution Name	Headquarters City	HQ State		# of Brchs				Market Share as of 2006	2004-2006 CAGR
				Type		2004	2005	2006
						($000)	($000)	($000)	(%)	(%)
Chelsea Provident Co-op Bk	Chelsea Provident Co-op Bk	Chelsea	MA	SB	1	$36,809	$36,029	$34,323	0.05%	-3.44%
Cathay General Bancorp	Cathay Bank	Los Angeles	CA	Bank	3	$17,857	$20,659	$31,973	0.05%	33.81%
First Ipswich Bancorp	First National Bank of Ipswich	Ipswich	MA	Bank	1	$25,285	$21,455	$28,050	0.04%	5.33%
Cambridge Bancorp	Cambridge Trust Company	Cambridge	MA	Bank	1	$23,790	$23,860	$28,050	0.04%	8.58%
Winter Hill Bank FSB	Winter Hill Bank FSB	Somerville	MA	Thrift	1	$24,419	$23,791	$22,126	0.03%	-4.81%
Roxbury-Highland Co-op Bank	Roxbury-Highland Co-op Bank	Jamaica Plain	MA	SB	1	$23,888	$22,538	$21,674	0.03%	-4.75%
FMR Corp.	Fidelity Mgmt Tr Co	Boston	MA	Bank	1	$519	$507	$522	0.00%	0.29%
Marsh & McLennan Cos.	Putnam Fiduciary Trust Company	Boston	MA	Bank	1	$500	$500	$500	0.00%	0.00%
Boston Trust & Invt Mgmt Co.	Boston Trust & Invt Mgmt Co.	Boston	MA	Bank	1	$1,498	$500	$500	0.00%	-42.23%
Northern Trust Corp.	Northern Trust Bank FSB	Bloomfield Hills	MI	Thrift	1	$0	$0	$196	0.00%	N.M.
Bank of New York Mellon Corp	Bank of New York Trust Co. NA	Los Angeles	CA	Bank	1	$0	$0	$10	0.00%	N.M.

			Totals			$64,011,235	$64,878,244	$68,148,627	100.00%	3.18%
			Commercial Banks			$57,249,789	$58,042,202	$60,729,195	89.11%	2.99%
			Savings Institutions			$6,761,446	$6,836,042	$7,419,432	10.89%	4.75%

Source: SNL Securities.

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Page 3.1

III.    PEER GROUP ANALYSIS

        This chapter presents an analysis of DBI's operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of DBI is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to DBI, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

        The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

        Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 140 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that

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Page 3.2

differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since DBI will be a full public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of DBI. In the selection process, we applied the following screen to the universe of all public companies:

  •
  New England Institutions with assets between $400 million and $2.5 billion, positive core earnings and return on equity ratios of less than 10.0%. All of the companies meeting the foregoing asset size criteria were profitable on a core basis. Westfield Financial, Inc. and Hampden Bancorp, Inc., both based in Massachusetts, were excluded from the Peer Group due to the recency of their respective conversion offerings which were both completed in January 2007. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

        Table 3.1 shows the general characteristics of each of the 10 Peer Group companies. While there are expectedly some differences between the Peer Group companies and DBI, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of DBI's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

        A summary description of the key characteristics of each of the Peer Group companies is detailed below.

  •
  Brookline Bancorp, Inc. of Massachusetts.    Brookline Bancorp has $2.4 billion of total assets, being the largest of the Peer Group institutions, and operates through 15 offices in eastern Massachusetts. Brookline Bancorp has the highest capital ratio of any of the Peer Group companies and a lending strategy focused on commercial mortgage and C&I enhancing the overall comparability to DBI. Operating returns are above the Peer Group average but in conjunction with the very high capital ratio, provides for a return on equity ("ROE") which is below the Peer Group average.

  •
  Berkshire Hills Bancorp of Massachusetts.    Berkshire Hills Bancorp reported total assets of $2.2 billion and operates through a total of 25 branch offices in western Massachusetts. Berkshire Hills Bancorp's equity is more leveraged than the Company's pro forma ratios and its ROA is modestly above the Peer Group

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Table 3.1
Peer Group of Publicly-Traded Thrifts
August 10, 2007(1)

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(2)	Total Assets		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
BRKL	Brookline Bancorp, Inc. of MA	NASDAQ	Brookline, MA	Thrift	2,371		15	D	J-02	11.66	695
BHLB	Berkshire Hills Bancorp of MA	NASDAQ	Pittsfield, MA	Thrift	2,170		25	D	J-00	28.86	255
BFBC	Benjamin Frkln Bncrp Inc of MA	NASDAQ	Franklin, MA	Thrift	896		9	D	A-05	12.74	103
LEGC	Legacy Bancorp, Inc. of MA	NASDAQ	Pittsfield, MA	Thrift	844		10	D	O-05	12.80	128
MASB	MassBank Corp. of Reading MA	NASDAQ	Reading, MA	Thrift	817		15	D	M-86	34.00	147
HIFS	Hingham Inst. for Sav. of MA	NASDAQ	Hingham, MA	Thrift	710		8	D	D-88	30.24	64
NHTB	NH Thrift Bancshares of NH	NASDAQ	Newport, NH	Thrift	655	M	17	D	M-86	14.00	71
CEBK	Central Bncrp of Somerville MA	NASDAQ	Somerville, MA	Thrift	566		10	M	O-86	22.10	36
LSBX	LSB Corp of No. Andover MA	NASDAQ	North Andover, MA	Thrift	560	M	7	D	M-86	16.25	75
CBNK	Chicopee Bancorp, Inc. of MA	NASDAQ	Chicopee, MA	Thrift	469		7	D	J-06	14.37	107

NOTES:

(1)
Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma).

(2)
Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

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Page 3.4

    average. Berkshire Hills Bancorp's loan and MBS portfolio was broadly diversified with 1-4 family residential mortgage loans comprising the largest element of the portfolio. NPAs were above the Peer Group average and, while reserves as a percent of total loans were strong in comparison to the Peer Group average and median, reserve coverage relative to NPAs was below the Peer Group average.

  •
  Benjamin Franklin Bancorp of Massachusetts.    Benjamin Franklin Bancorp reported total assets of $896 million and operates through a total of 9 branch offices in eastern Massachusetts. Benjamin Franklin Bancorp completed its conversion in April 2005, enhancing the overall comparability to the Company. Benjamin Franklin Bancorp operates with a loan portfolio which is relatively comparable to the Peer Group average and relatively strong asset quality ratios, as evidenced by the limited NPAs. Earnings approximate the Peer Group average having been impacted by the completion of an acquisition simultaneous with its stock conversion and the related intangible amortization expense.

  •
  Legacy Bancorp of Massachusetts.    Legacy Bancorp reported total assets of $844 million and operates through a total of 10 branch offices in western Massachusetts. Legacy Bancorp completed its conversion in October 2005, enhancing the overall comparability to the Company. Legacy Bancorp operates with a loan portfolio which has a relatively high proportion of residential mortgage and like the majority of the Peer Group members, NPAs are at comparatively modestly levels. Core operating returns are positive, albeit at moderate levels in comparison to the Peer Group average.

  •
  MassBank Corp. of Massachusetts.    MassBank reported $817 million of total assets generated through a branch network of 15 offices in eastern Massachusetts. MassBank's assets reflect the lowest ratio of loans in comparison to any Peer Group company on an individual basis, while deposits constitute the majority of funding liabilities. Notwithstanding the low ratio of higher yielding loans, the ROA exceeds the comparable to the Peer Group average as a modest net interest margin is offset by a comparatively low operating expense ratio. The loan portfolio is primarily comprised of residential mortgage loans and asset quality measures are relatively favorable.

  •
  Hingham Institution for Savings of Massachusetts.    Hingham Institution for Savings reported total assets equal to $710 million and operates through a total of 8 branches in eastern Massachusetts. ROA is above the Peer Group average reflecting a comparatively favorable operating expense ratio, facilitated by its large average branch size and the high level of assets per employee. The ratio of loans exceeded the Peer Group average, and the loan portfolio was comprised of mortgage loans, including 1-4 family residential and commercial mortgages. Key asset quality ratios reflect a low balance of NPAs and loan chargeoffs have been limited over the last 12 months.

  •
  New Hampshire Thrift Bancshares of New Hampshire.    New Hampshire Thrift Bancshares reported total assets of $655 million and operates through 17

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    branch offices in central New Hampshire. New Hampshire Thrift Bancshares' balance sheet included a comparatively higher ratio of loans than the Company and Peer Group which were funded by deposits and a comparatively higher level of borrowings. Earnings were modestly above the Peer Group average and the loan portfolio reflected an emphasis on mortgage lending, including residential mortgage loans and, to a lesser extent, commercial and multi-family mortgages.

  •
  Central Bancorp of Massachusetts.    Central Bancorp has $566 million of total assets and operates through 10 offices in eastern Massachusetts. Central Bancorp was selected for the Peer Group owing to its Massachusetts location, comparable size of the branch network, moderate level operating returns, both in terms of the ROA and ROE measures, and emphasis on mortgage lending with a diversification emphasis on commercial real estate/multi-family loans.

  •
  LSB Corp. of Massachusetts.    LSB Corp. reported $560 million of total assets generated through a branch network of 7 offices in eastern Massachusetts and southeastern New Hampshire. Earnings fell below the Peer Group average and median owing to a one-time investment portfolio restructuring expense which was partially offset by pension curtailment income. Core earnings for LSB Corp. exceeded the Peer Group average. The balance sheet composition reflects a comparatively high level of investments and borrowings reflecting a wholesale leveraging strategy. Residential mortgage loans including MBS make up the largest segment of the loan portfolio with moderate diversification in commercial and multi-family mortgage lending. The asset quality ratios reflect a limited balance of NPAs and loan chargeoffs have been limited over the last 12 months.

  •
  Chicopee Bancorp, Inc. of Massachusetts.    Chicopee Bancorp reported total assets of $469 million and operates through a total of 7 branch offices in western Massachusetts. Chicopee Bancorp completed its conversion in July 2007, and the timing of the conversion transaction and the resulting strong capitalization of Chicopee Bancorp enhances the overall comparability to the Company from a valuation standpoint. Chicopee Bancorp also has implemented a commercial mortgage and non-mortgage lending strategy which is similar to the Company's recent and prospective operating strategy. Chicopee Bancorp operated at a loss based on trailing twelve month basis reflecting, in part, the establishment of a charitable foundation in connection with its conversion transaction. Core operating returns are positive, albeit at moderate levels in comparison to the Peer Group average.

        In aggregate, the Peer Group companies maintain a modestly higher level of capital as the industry average (13.25% of assets versus 12.61% for all public companies), generate a slightly higher level of core earnings as a percent of average assets (0.54% core ROAA versus 0.51% for all public companies), and generate a slightly lower ROE based on core earnings (4.70% ROE versus 4.95% for all public companies). Overall, the Peer Group's average P/B and P/TB ratios

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Page 3.6

was modestly below the respective averages for all publicly traded thrifts while the P/E multiple based on earnings was modestly higher than the average for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$3,120		$1,006
Market Capitalization ($Mil)	$390		$168
Equity/Assets (%)	12.61%		13.25%
Core Return on Average Assets (%)	0.51		0.54
Core Return on Average Equity (%)	4.95		4.70
Pricing Ratios (Averages)(1)
Core Price/Earnings (x)	20.52	x	24.11	x
Price/Book (%)	127.55%		113.69%
Price/Tangible Book (%)	145.58		134.05
Price/Assets (%)	16.08		14.81

(1)
Based on market prices as of August 10, 2007.

        Ideally, the Peer Group companies would be comparable to DBI in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to DBI, as will be highlighted in the following comparative analysis.

Financial Condition

        Table 3.2 shows comparative balance sheet measures for DBI and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company's and the Peer Group's ratios reflect balances as of June 30, 2007, unless indicated otherwise for the Peer Group companies. DBI's equity-to-assets ratio of 5.2% was well below the Peer Group's average net worth ratio of 13.3%. The Company's equity substantially consisted of tangible equity as intangible assets were nominal at less than 0.1% of assets. Intangible assets were comparatively greater for the Peer Group equal to 1.5% of assets, translating into a tangible equity-to-assets ratio of 11.8% on average for the Peer Group. The Company's pro forma tangible capital position will increase with the addition of stock proceeds

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Page 3.7

Table 3.2
Balance Sheet Composition and Growth Rates
Danvers Bancorp, Inc. and the Comparable Group
As of June 30, 2007

		Balance Sheet as a Percent of Assets			Balance Sheet Annual Growth Rates									Regulatory Capital
		Cash & Equivalents	MBS & Invest	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth	MEMO: Pref. Stock	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
June 30, 2007		2.3%	25.1%	67.4%	77.0%	14.5%	2.4%	5.2%	0.0%	5.2%	0.0%	-0.09	13.71%	-2.02%	2.32%	-10.98%	8.50%	8.80%	7.74%	7.74%	11.68%
All Public Companies
Averages		4.4%	19.8%	70.2%	68.5%	17.0%	0.7%	12.3%	1.0%	11.3%	0.0%	4.5%	-1.54%	7.76%	5.14%	-4.24%	2.89%	2.35%	10.79%	10.58%	17.68%
Medians		3.0%	18.3%	70.9%	70.4%	15.6%	0.0%	10.6%	0.1%	9.2%	0.0%	3.5%	-3.02%	7.14%	3.95%	-6.47%	3.31%	2.44%	9.37%	9.32%	14.97%
State of MA
Averages		4.9%	18.9%	69.8%	66.7%	15.9%	0.0%	12.7%	0.1%	11.8%	0.0%	1.8%	-6.26%	5.16%	1.20%	-7.06%	4.71%	-1.63%	18.50%	12.77%	18.20%
Medians		0.0%	0.2%	0.7%	0.7%	0.2%	0.0%	0.1%	0.0%	0.1%	0.0%	0.0%	-0.06%	0.05%	0.01%	-0.07%	0.05%	-0.02%	0.19%	0.13%	0.18%
Comparable Group
Averages		6.3%	20.0%	69.1%	67.4%	17.9%	0.7%	13.3%	1.5%	11.8%	0.0%	1.96%	-12.53%	7.55%	3.15%	0.15%	0.91%	-0.19%	13.62%	12.65%	18.90%
Medians		3.9%	14.8%	76.3%	69.2%	17.0%	0.2%	12.2%	0.4%	9.3%	0.0%	1.78%	-11.02%	7.70%	4.86%	-5.38%	0.21%	-1.62%	11.05%	11.02%	15.42%
Comparable Group
BFBC	Benjamin Frkln Bncrp Inc of MA	8.0%	18.2%	66.6%	70.8%	14.8%	1.0%	12.0%	4.1%	7.9%	0.0%	-0.07%	-13.53%	-4.33%	0.86%	-5.38%	-1.74%	-1.62%	9.60%	9.60%	14.72%
BHLB	Berkshire Hills Bancorp of MA	1.2%	10.3%	78.9%	70.5%	16.3%	0.7%	12.3%	5.6%	6.7%	0.0%	1.01%	-41.24%	11.29%	4.44%	-13.91%	7.29%	-2.23%	7.80%	NA	10.30%
BRKL	Brookline Bancorp, Inc. of MA	6.4%	12.8%	77.2%	55.2%	20.2%	0.3%	23.1%	2.1%	21.0%	0.0%	-0.41%	-11.36%	2.86%	5.57%	-7.06%	-7.49%	-7.85%	19.60%	19.60%	24.88%
CEBK	Central Bncrp of Somerville MA	1.8%	13.7%	83.0%	68.3%	22.3%	2.1%	6.9%	0.4%	6.5%	0.0%	0.62%	-31.26%	11.48%	-8.38%	41.37%	-3.18%	-3.37%	NA	8.21%	13.09%
CBNK	Chicopee Bancorp, Inc. of MA	5.3%	9.7%	80.2%	70.1%	6.2%	0.0%	23.4%	0.0%	23.4%	0.0%	6.98%	-18.84%	14.17%	8.54%	-8.61%	NM	NM	23.90%	23.90%	29.60%
HIFS	Hingham Inst. for Sav. of MA	3.2%	15.1%	78.6%	60.4%	31.5%	0.0%	7.5%	0.0%	7.5%	0.0%	7.01%	-3.31%	7.94%	9.42%	2.74%	6.15%	6.15%	NA	7.69%	12.85%
LSBX	LSB Corp of No. Andover MA(1)	3.9%	40.0%	54.2%	55.0%	33.8%	0.0%	10.6%	0.0%	10.6%	0.0%	2.54%	-16.28%	27.32%	1.55%	4.13%	5.87%	5.87%	NA	11.02%	16.12%
LEGC	Legacy Bancorp, Inc. of MA	2.2%	19.6%	73.0%	65.2%	17.2%	0.0%	16.8%	0.4%	16.4%	0.0%	4.48%	-8.85%	7.46%	10.51%	-7.16%	-3.66%	-3.73%	12.50%	12.50%	18.20%
MASB	MassBank Corp. of Reading MA	27.1%	46.3%	24.1%	86.2%	0.0%	0.0%	13.1%	0.1%	13.0%	0.0%	5.22%	-3.67%	-8.52%	-6.28%	NM	4.71%	4.76%	NA	13.04%	37.33%
NHTB	NH Thrift Bancshares of NH(1)	3.9%	14.4%	75.5%	71.8%	16.7%	3.2%	7.2%	1.9%	5.3%	0.0%	2.70%	-10.68%	5.85%	5.27%	-4.75%	0.21%	0.29%	8.29%	8.29%	11.95%

(1)
Financial data is as of March 31, 2007.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.8

to levels approximating or potentially exceeding the Peer Group average. The increased equity is anticipated to enhance DBI's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Company's return on equity ("ROE"), based on both reported and core earnings. Both the Company's and the Peer Group's current equity ratios reflect surpluses over regulatory capital requirements; and on a post-offering basis the Company's cushion over capital requirements will be enhanced.

        The Company's asset composition reflects a similar concentration of loans to assets, at 67.4% versus a 69.1% average for the Peer Group. Similarly, the ratio of cash, investments, and MBS for the Company compared relatively closely to the Peer Group average (27.4% of assets for the Company which slightly exceeded the average of 26.3% for the Peer Group). Overall, the Company's interest-earning assets ("IEA") approximated 94.8% of assets, which was below the comparative Peer Group ratio of 95.6%. The Company's comparatively modest IEA ratio reflects, in part, the significant investment in BOLI by the Company, which is a non-interest earning investment. On a pro forma basis, the Company's IEA disadvantage is expected to diminish as the net proceeds are reinvested into IEA.

        DBI's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's. The Company's deposits equaled 77.0% of assets, which was above the Peer Group average of 67.4%. Comparatively, borrowings (including subordinated debt) accounted for a comparable portion of the Company's interest-bearing funding composition, as reflected by borrowings-to-assets ratios of 16.9% and 18.6% for DBI and the Peer Group, respectively, including balances of subordinated debt which totaled 2.4% for the Company versus only 0.7% for the Peer Group. Total interest-bearing liabilities ("IBL") maintained by DBI and the Peer Group, equaled 93.9% and 86.0% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations out of capital.

        A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio of 110.4% is exceeds the Company's IEA/IBL ratio of 101.0%. The additional capital realized from stock proceeds should support an increase in DBI's

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Page 3.9

IEA/IBL ratio, as the capital realized from DBI's stock offering will be primarily deployed into interest-earning assets.

        The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on the Company's and the Peer Group's annual growth for the twelve months ended June 30, 2007, unless indicated otherwise for the Peer Group companies. DBI posted slower asset growth in comparison to the Peer Group, realizing nominal shrinkage of 0.09% in comparison to asset growth of 1.96% achieved by the Peer Group. Importantly, the Company did achieve modest balance sheet expansion through the pooling merger with BankMalden but the Company's financial statements for prior periods have been adjusted to reflect the pooling accounting treatment. The most significant factor leading to the limited growth reported by the Company includes shrinkage of the loan portfolio, particularly as DBI has retrenched its construction lending activities as a result of a challenging market environment. Specifically, DBI's loan portfolio balance diminished by 2.02% versus 7.55% loan portfolio growth realized by the Peer Group companies on average. Conversely, the cash and investment portfolio increased at a 13.71% annual rate for the Company which is higher in comparison to shrinkage of the Peer Group's cash and securities portfolio equal to 12.53% on average.

        In terms of liability growth, deposits increased at a comparatively modest pace for the Company in comparison to the Peer Group based on growth rates of 2.52% and 3.15%, respectively. Borrowed funds shrank for both the Company by 10.98% in contrast to nominal growth of 0.15% for the Peer Group.

        The Company's equity increased 8.50%, versus 0.91% for the Peer Group. The Peer Group's more limited equity growth, notwithstanding their higher profitability, reflects the impact of their respective dividend and capital management strategies. On a post-offering basis, the Company's capital growth rate is expected to decline due to the increased equity level and marginal short-term net proceeds reinvestment benefit.

Income and Expense Components

        DBI and the Peer Group reported net income to average assets ratios of 0.33% and 0.40%, respectively (see Table 3.3), based on earnings for the twelve months ended June 30,

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Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Danvers Bancorp, Inc. and Comparables
For the 12 Months Ended June 30, 2007

			Net Interest Income				Other Income					G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
						Loss	NII				Total								MEMO:	MEMO:
		Net Income	Income	Expense	NII	Provis. on IEA	After Provis.	Loan Fees	R.E. Oper.	Other Income	Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	Assets/ FTE Emp.	Effective Tax Rate
Danvers Bancorp, Inc.
June 30, 2007		0.33%	6.28%	3.35%	2.94%	0.06%	2.87%	0.00%	0.00%	0.40%	0.40%	2.91%	0.00%	0.03%	0.00%	6.57%	3.90%	2.67%	$5,197	16.54%
All Public Companies
Averages		0.50%	5.81%	3.08%	2.73%	0.10%	2.64%	0.03%	0.00%	0.62%	0.65%	2.54%	0.02%	0.02%	0.00%	6.16%	3.55%	2.62%	$5,514	33.07%
Medians		0.54%	5.73%	3.04%	2.70%	0.06%	2.61%	0.00%	0.00%	0.48%	0.50%	2.44%	0.00%	0.01%	0.00%	6.02%	3.54%	2.64%	$4,499	32.57%
State of MA
Averages		0.21%	5.54%	2.82%	2.72%	0.07%	2.65%	0.02%	0.00%	0.43%	0.45%	2.53%	0.03%	-0.18%	0.00%	5.81%	3.35%	2.45%	$5,886	37.69%
Medians		0.42%	5.62%	2.81%	2.72%	0.04%	2.60%	0.00%	0.00%	0.36%	0.39%	2.52%	0.00%	-0.02%	0.00%	5.83%	3.41%	2.40%	$5,542	34.06%
Comparable Group
Averages		0.40%	5.57%	2.87%	2.70%	0.08%	2.63%	0.01%	0.00%	0.50%	0.50%	2.28%	0.03%	-0.21%	0.00%	5.85%	3.35%	2.50%	$5,801	34.38%
Medians		0.47%	5.70%	2.90%	2.67%	0.04%	2.60%	0.00%	0.00%	0.41%	0.43%	2.48%	0.00%	-0.11%	0.00%	5.90%	3.42%	2.44%	$5,409	34.06%
Comparable Group
BFBC	Benjamin Frkln Bncrp Inc of MA	0.40%	5.21%	2.60%	2.61%	0.02%	2.58%	0.08%	0.00%	0.61%	0.68%	2.69%	0.10%	-0.20%	0.00%	5.62%	3.00%	2.61%	$5,745	NM
BHLB	Berkshire Hills Bancorp of MA	0.53%	5.82%	2.99%	2.83%	0.36%	2.47%	0.03%	-0.01%	1.11%	1.13%	2.45%	0.11%	-0.24%	0.01%	6.46%	3.41%	3.06%	$4,156	28.17%
BRKL	Brookline Bancorp, Inc. of MA	0.86%	5.99%	2.95%	3.04%	0.14%	2.90%	0.00%	0.00%	0.17%	0.17%	1.56%	0.09%	0.00%	0.00%	6.22%	3.96%	2.27%	$10,402	39.02%
CEBK	Central Bncrp of Somerville MA	0.20%	5.97%	3.41%	2.55%	0.01%	2.54%	0.00%	0.00%	0.24%	0.24%	2.59%	0.00%	0.13%	0.00%	6.10%	3.69%	2.41%	$4,006	31.29%
CBNK	Chicopee Bancorp, Inc. of MA	-0.47%	5.55%	2.36%	3.19%	0.09%	3.11%	0.00%	0.00%	0.36%	0.36%	2.90%	0.00%	-1.09%	0.00%	5.84%	3.11%	2.73%	$4,304	11.83%
HIFS	Hingham Inst. for Sav. of MA	0.62%	5.80%	3.55%	2.24%	0.04%	2.20%	0.00%	0.00%	0.25%	0.25%	1.51%	0.00%	0.00%	0.00%	5.98%	3.87%	2.11%	$8,759	34.06%
LSBX	LSB Corp of No. Andover MA(1)	0.12%	5.68%	3.02%	2.66%	0.04%	2.62%	0.03%	0.00%	0.47%	0.50%	2.23%	0.00%	-0.68%	0.00%	5.81%	3.42%	2.40%	$5,542	36.37%
LEGC	Legacy Bancorp, Inc. of MA	0.24%	5.71%	2.84%	2.87%	0.04%	2.83%	0.00%	0.00%	0.67%	0.67%	2.85%	0.00%	-0.23%	0.00%	5.96%	3.50%	2.47%	$5,277	61.62%
MASB	MassBank Corp. of Reading MA	0.83%	4.79%	2.44%	2.35%	0.01%	2.34%	0.00%	0.00%	0.29%	0.29%	1.45%	0.00%	0.08%	0.00%	4.95%	2.82%	2.12%	$6,333	34.33%
NHTB	NH Thrift Bancshares of NH(1)	0.71%	5.22%	2.53%	2.69%	0.03%	2.66%	0.00%	0.00%	0.78%	0.78%	2.53%	0.00%	0.14%	0.00%	5.55%	2.76%	2.78%	$3,482	32.75%

(1)
Financial data is for the twelve months ended March 31, 2007.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.
Page 3.11

2007, unless indicated otherwise for the Peer Group companies. The Company maintained earnings advantages in the area of net interest incomes, which was more than offset by the Peer Group's lower level of operating expenses and slightly higher level of non-interest operating income. Loan loss provisions were a comparable factor in the Company's and the Peer Group's earnings.

        The Company's interest income ratio exceeded the Peer Group average which was partially offset by the higher ratio of interest expense to average assets in comparison to the Peer Group. The Company's higher interest income ratio was the result of its higher yield on interest-earning assets (6.57% versus 5.85% for the Peer Group) and results primarily the composition of the loan portfolio, particularly the relatively higher proportion of construction, commercial real estate and C&I loans in relation to the Peer Group average. The Company's higher interest expense ratio as a percent of average assets, 3.35% versus 2.87% of average assets for the Peer Group, reflects both the Company's lower pre-offering capital ratio (i.e., the Company funds operations out of IBL to a greater extent than cost-free capital), may likely reflect the impact of the growth initiatives by DBI prior to fiscal 2006 which were funded, in part, by CDs priced on a highly competitive basis in relation to the prevailing market (including the extensive utilization of Jumbo CDs and high yield money market accounts). DBI's interest expense ratio is expected to diminish on a pro forma basis, as the Conversion proceeds will represent interest-free funds for the Company. Overall, the Company's net interest income ratio of 2.94% compared favorably to the Peer Group average of 2.70% as previously noted.

        Non-interest operating income is a slightly lower contributor to DBI's earnings relative to the Peer Group, at 0.40% and 0.50%, respectively, in part reflecting competitive conditions which have limited the Company's ability to expand fee income. However, the relatively modest level of non-interest fee income in relation to industry averages (i.e., all publicly-traded savings institutions reported non-interest fee income equal to 0.65% of average assets) enhances their overall comparability and is indicative of its traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been limited for both the Company and the Peer Group.

RP® Financial, LC.
Page 3.12

        In another key area of core earnings, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group recorded operating expense to average assets ratios of 2.91% and 2.28%, respectively. The Company's higher level of operating expenses can in part be attributed to the higher personnel needs that result from a funding composition with comparatively higher concentration of retail deposits relative to the Peer Group's funding composition. Additionally, the Company has added staff to support implementation of business plan growth strategies, including the commercial lending initiatives. Consistent with the Company's higher operating expense ratio, DBI maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $5.2 million for the Company, versus a comparable measure of $5.8 million for the Peer Group.

        DBI's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 87.1% is less favorable than the Peer Group's ratio of 71.3%, reflecting the Company's comparatively weaker core earnings position. On a post-offering basis, the Company's efficiency ratio may improve marginally over the short term while management expects more significant long-term improvement as the proceeds and infrastructure investments are leveraged.

        Loan loss provisions had a similar impact on DBI's and the Peer Group's earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.06% and 0.08% of average assets, respectively. The relatively minor impact of loan loss provisions on the Company's and the Peer Group's earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

        Gains and losses from the sale of assets had a similar impact on the Company's earnings for the twelve month period shown in Table 3.3, as the Company reported net gains equal to 0.03% of average assets while net losses reported by the Peer Group equaled 21 basis points of average assets based on the average while the median yielded a zero result. Gains reported by the Company and the Peer Group were largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not viewed as being a recurring source of income, and thus will be excluded from the calculation of the valuation earnings base.

RP® Financial, LC.
Page 3.13

        The Company's effective tax rate for the last 12 months of 16.54% is below the Peer Group average of 34.38%. The Company expects that its effective tax rate will continue to approximate the recent historical level over the near term and thus remain at a comparative advantage relative to the Peer Group.

Loan Composition

        Table 3.4 presents data related to the Company's and the Peer Group's loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for other and risk weighted assets. The information presented for the Company reflects financial data as of June 30, 2007, while the Peer Group reflects data as of March 31, 2007 or June 30, 2007. In comparison to the Peer Group, the Company maintained a relatively similar investment in MBS based on a ratio of 7.5% of assets for the Company and 8.2% for the Peer Group on average. However, the Peer Group was more heavily invested in 1-4 family whole mortgage loans than the Company, based on their respective ratios equal to 33.2% and 16.8% of total assets. Taken together, permanent 1-4 family residential mortgage loans and MBS equaled 24.3% and 41.4% of assets for the Company and the Peer Group, respectively.

        Diversification into higher risk types of lending was more significant for the Company than the Peer Group companies on average. C&I loans represented the most significant area of lending diversification for the Company (23.2% of assets) followed by commercial mortgage loans (17.3%). Together, commercial mortgage and C&I loans approximated 40.5% of total assets and 59.3% of total loans for the Company, versus an average of 26.8% of assets and 36.9% of loans for the Peer Group. Additionally, construction and land loans were also more significant for DBI, equaling 10.2% versus an average of 5.0% for the Peer Group.

        Consumer loans accounted for a relatively small portion of the respective loan portfolio of the Company and the Peer Group companies on average. As a result of the comparatively greater diversification into high risk-weight lending, the Company's modestly higher ratio of loans overall and corresponding lower level of low-risk investment securities and MBS translated into a modestly higher risk-weighted assets-to-assets ratio of 72.51%, as compared to the Peer Group's average ratio of 68.03%.

RP® Financial, LC.
Page 3.14

Table 3.4
Loan Portfolio Composition and Related Information
Danvers Bancorp, Inc. and the Comparable Group
As of June 30, 2007

	Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Danvers Bancorp, Inc		7.50%	16.81%	10.18%	17.28%	23.21%	0.77%	72.51%	$100,056	$460

All Public Companies
Averages		10.14%	37.21%	6.65%	18.28%	4.22%	3.02%	63.46%	$297,195	$15,314
Medians		7.65%	35.79%	4.21%	16.53%	2.55%	0.71%	63.75%	$31,660	$113

State of MA
Averages		10.65%	29.67%	4.54%	22.32%	4.49%	3.46%	66.11%	$37,522	$222
Medians		6.38%	34.30%	3.36%	23.91%	3.22%	0.37%	68.43%	$27,340	$160

Comparable Group
Averages		8.23%	33.18%	4.96%	22.88%	3.94%	3.67%	68.03%	$65,746	$403
Medians		5.23%	35.05%	5.78%	24.26%	2.93%	0.35%	69.36%	$42,980	$203

Comparable Group
BFBC	Benjamin Frkln Bncrp Inc of MA	3.10%	36.87%	7.69%	23.91%	3.22%	0.33%	67.95%	$114,200	$334
BHLB	Berkshire Hills Bancorp of MA	4.09%	33.74%	7.47%	19.07%	8.80%	9.22%	79.88%	$90,310	$986
BRKL	Brookline Bancorp, Inc. of MA	3.85%	13.59%	1.33%	28.87%	8.31%	23.47%	77.39%	$55,290	$221
CEBK	Central Bncrp of Somerville MA	6.55%	34.30%	6.76%	40.71%	1.22%	0.24%	70.15%	$130	$0
CBNK	Chicopee Bancorp, Inc. of MA	1.44%	35.79%	7.23%	25.96%	9.54%	0.76%	80.58%	$53,560	$370
HIFS	Hingham Inst. for Sav. of MA	1.69%	41.28%	3.35%	31.73%	0.02%	0.10%	62.18%	$940	$0
LSBX	LSB Corp of No. Andover MA	30.27%	16.12%	7.73%	24.60%	1.94%	0.17%	71.47%	$32,400	$184
LEGC	Legacy Bancorp, Inc. of MA	6.38%	44.26%	2.99%	18.85%	2.63%	0.37%	66.08%	$8,770	$34
MASB	MassBank Corp. of Reading MA	17.12%	24.76%	0.22%	0.42%	0.01%	0.17%	36.00%	$2,220	$0
NHTB	NH Thrift Bancshares of NH	7.79%	51.12%	4.80%	14.69%	3.68%	1.82%	68.59%	$299,640	$1,902

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.15

Table 3.5
Credit Risk Measures and Related Information
Danvers Bancorp, Inc. and the Comparable Group
As of June 30, 2007 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Danvers Bancorp, Inc		0.00%	0.41%	0.61%	1.20%	197.80%	197.80%	$703	0.08%

All Public Companies
Averages		0.07%	0.61%	0.61%	0.84%	244.98%	208.47%	$486	0.10%
Medians		0.00%	0.41%	0.43%	0.78%	161.09%	112.72%	$68	0.02%

State of MA
Averages		0.00%	0.26%	0.36%	1.01%	520.01%	416.12%	$144	0.03%
Medians		0.00%	0.16%	0.28%	0.98%	603.73%	252.10%	$31	0.01%

Comparable Group
Averages		0.01%	0.21%	0.26%	0.95%	509.15%	481.57%	$162	0.04%
Medians		0.00%	0.13%	0.13%	0.82%	625.38%	434.18%	$24	0.01%

Comparable Group
BFBC	Benjamin Frkln Bncrp Inc of MA	0.00%	0.33%	0.44%	0.98%	NA	203.26%	$18	0.01%
BHLB	Berkshire Hills Bancorp of MA	0.00%	0.82%	0.93%	1.11%	NA	110.18%	$601	0.14%
BRKL	Brookline Bancorp, Inc. of MA	0.05%	0.16%	0.14%	1.26%	647.02%	616.25%	$815	0.18%
CEBK	Central Bncrp of Somerville MA	0.00%	0.06%	0.07%	0.82%	71.26%	NA	$33	0.03%
CBNK	Chicopee Bancorp, Inc. of MA	0.00%	0.26%	0.32%	0.81%	603.73%	252.10%	$29	0.03%
HIFS	Hingham Inst. for Sav. of MA	0.00%	0.06%	0.08%	0.67%	NA	840.50%	$0	0.00%
LSBX	LSB Corp of No. Andover MA(1)	0.00%	0.02%	0.03%	1.36%	NA	NA	$4	0.00%
LEGC	Legacy Bancorp, Inc. of MA	0.00%	0.30%	0.41%	0.81%	NA	197.00%	$14	0.01%
MASB	MassBank Corp. of Reading MA	0.00%	0.02%	0.07%	0.69%	714.58%	933.78%	$0	0.00%
NHTB	NH Thrift Bancshares of NH(1)	0.00%	0.09%	0.11%	NA	NA	699.47%	$103	0.00%

(1)
Financial data is as of March 31, 2007.

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.16

Credit Risk

        The ratio of NPAs/assets equaled 0.41% for the Company versus an average of 0.21% for the Peer Group as shown in Table 3.5. The Company did not have an REO while REO was nominal for the Peer Group, equal to 1 basis point on average. The Company maintained a lower level of loss reserves as a percent of non-performing assets (197.80% versus 481.57% for the Peer Group, although complete financial data was available for only 8 of the 10 Peer Group companies in this regard). Chargeoffs were minimal for both the Company and the Peer Group.

        The Company maintains allowances for loan and lease losses ("ALLL") to total loans which exceeded the Peer Group average. Specifically, the ratio of reserves to total loans equaled 1.20% for the Company versus an average and median ratio for the Peer Group equal to 0.95% and 0.82%, respectively. The greater emphasis on higher risk commercial lending suggest that the reserve coverage ratios in comparison to the Peer Group are appropriate (i.e., the greater emphasis on commercial mortgage and C&I lending warrants greater reserve coverage in relation to total loans). Additionally, the Company's credit risk profile has increased over the last couple of years with the more active commercial mortgage, C&I and construction lending activity, many of which involve relatively large loan relationships. For example, the largest credit relationship as of June 30, 2007, was $11.7 million and the second largest is $10.2 million. While the Company has a track record with respect to these larger loans, the recent increase coupled with growth of the overall commercial loan balance (i.e., the limited seasoning) poses more uncertainty than historically.

Interest Rate Risk

        Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, DBI's lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should increase to levels approximating or even exceed the Peer Group average and median at the upper end of the expected offering range. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio.

RP® Financial, LC.
Page 3.17

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Danvers Bancorp, Inc. and the Comparable Group
As of June 30, 2007 or Most Recent Date Available

		Balance Sheet Measures			Quarterly Change in Net Interest Income
Institution		Tangible Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Danvers Bancorp, Inc.		5.2%	101.1%	5.0%	13	-21	0	-1	-5	-36
All Public Companies		11.2%	109.2%	5.6%	1	0	-8	-6	-3	0
State of MA		14.1%	114.3%	4.5%	0	9	-13	5	-7	-10
Comparable Group
Averages		11.8%	111.5%	4.6%	2	1	-13	6	-8	-10
Medians		9.3%	108.9%	4.3%	2	2	-12	4	-8	-10
Comparable Group
BFBC	Benjamin Frkln Bncrp Inc of MA	7.9%	107.1%	7.2%	13	12	-20	2	-4	-9
BHLB	Berkshire Hills Bancorp of MA	6.7%	103.4%	9.6%	-4	-5	-1	12	-10	-10
BRKL	Brookline Bancorp, Inc. of MA	21.0%	127.1%	3.7%	-1	9	-8	0	8	-7
CEBK	Central Bncrp of Somerville MA	6.5%	106.3%	1.6%	1	-20	-23	20	-23	-19
CBNK	Chicopee Bancorp, Inc. of MA	23.4%	124.9%	4.8%	6	-13	-12	23	-5	NA
HIFS	Hingham Inst. for Sav. of MA	7.5%	105.4%	3.1%	10	-2	-28	5	-27	-17
LSBX	LSB Corp of No. Andover MA(1)	10.6%	110.6%	1.8%	NA	6	-12	31	2	-12
LEGC	Legacy Bancorp, Inc. of MA	16.4%	115.1%	5.2%	-15	15	-8	-7	-14	-6
MASB	MassBank Corp. of Reading MA	13.0%	113.0%	2.5%	2	-6	-7	-3	3	-1
NHTB	NH Thrift Bancshares of NH(1)	5.3%	102.4%	6.2%	NA	9	-15	-22	-22	NA

(1)    Financial data is as of March 31, 2007.

NA=Change is greater than 100 basis points during the quarter.

Source:    Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2007 by RP® Financial, LC.

RP® Financial, LC.
Page 3.18

        To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for DBI and the Peer Group. In general, the recent relative fluctuations in the Company's net interest income to average assets ratios were considered to be more than the Peer Group, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, DBI was viewed as maintaining a higher degree of interest rate risk exposure in the net interest margin. At the same time, the Company's net interest income ratio should stabilize to some degree following the conversion stock offering, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

        Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, DBI's interest rate risk characteristics were considered to be fairly comparable to the Peer Group's, as the Company's higher equity-to-assets ratio was somewhat offset by its higher level of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with comparative advantages over the Peer Group's balance sheet interest rate risk characteristics, particularly with respect to the increases that will be realized in Company's equity-to-assets and IEA/IBL ratios.

        To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for DBI and the Peer Group. In general, there was a slightly greater degree of volatility reflected in the quarterly Changes in the Company's net interest income ratios, based on the interest rate environment that prevailed during the period covered in Table 3.6. However, the stability of the Company's net interest margin should be enhanced by the infusion of stock proceeds, since interest rate sensitive liabilities will be funding a lower portion of the Company's assets.

Summary

        Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of DBI. Such general characteristics as asset size,

RP® Financial, LC.
Page 3.19

capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.
Page 4.1

IV.    VALUATION ANALYSIS

Introduction

        This chapter presents the valuation analysis and methodology used to determine DBI's estimated pro forma market value of the common stock to be issued in conjunction with the Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.

Appraisal Guidelines

        The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, and adopted in practice by the Division and the FDIC, specify the market value methodology for estimating the pro forma market value of an institution. The valuation methodology provides for: (1) the selection of a peer group of comparable publicly-traded institutions, excluding from consideration institutions which have recently converted, subject to acquisition or in MHC form; (2) a financial and operational comparison of the subject company to the selected peer group, identifying key differences and similarities; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

        The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation

RP® Financial, LC.
Page 4.2

analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

        The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the Conversion process, RP Financial will: (1) review changes in DBI's operations and financial condition; (2) monitor DBI's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the Conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

        The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including DBI's value, or DBI's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

        A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue,

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management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, including the market for new issues, to assess the impact on value of DBI coming to market at this time.

1.     Financial Condition

        The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial strength are noted as follows:

  •
  Overall A/L Composition.  The Company's asset composition includes a relatively similar proportion of loans overall, with DBI's loan portfolio reflecting greater diversification in the area of commercial lending (the combined total of commercial/multi-family mortgage, C&I loans and construction/land loans significantly exceeds the Peer Group average). Comparatively, the Peer Group was more actively involved in 1-4 family mortgage lending. The Company's net interest income ratio is above the Peer Group average, reflecting the higher yielding high risk-weight loan portfolio composition in comparison to the Peer Group average. The composition of funding liabilities for the Company and the Peer Group is relatively similar in broad terms, as the ratio of deposits modestly exceeded the Peer Group average while borrowed funds compared more closely to the Peer Group average. Overall, the Company maintained a slightly lower level of interest-earning assets and a higher level of interest-bearing liabilities compared to the Peer Group, which provided for a lower IEA/IBL ratio for the Company. The Company's ratio of IEA/IBL will improve on a post-offering basis, diminishing or even eliminating the current disadvantage.

  •
  Credit Quality.  In comparison to the Peer Group, the Company maintained slightly higher ratios of non-performing assets/total assets and non-performing loans/loans. At the same time, the ratio of NPAs/assets falls between the average and median values for all publicly traded thrifts, indicative that the Company has maintained generally strong credit quality ratios. Loss reserves maintained as a percent of total loans were higher for the Company and the greater emphasis on higher risk commercial lending suggests that the reserve coverage ratios in comparison to the Peer Group are appropriate. In this regard, the Company's credit risk profile has been increasing in recent years with the more active commercial mortgage and C&I lending activity, many of which involve relatively large loan relationships.

  •
  Balance Sheet Liquidity.  The Company currently maintains a relatively comparable level of cash, investments and MBS. Like the Peer Group,

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  the majority of the Company's investments are designated AFS. The Company's borrowing capacity is considered to be relatively comparable to the Peer Group's borrowings capacity, in light of the similar level of borrowings maintained by the Company (16.9% of assets for the Company versus including subordinated debt versus 18.6% of assets for the Peer Group on average). The infusion of the conversion proceeds will initially increase the Company's level of liquid assets pending investment into loans and other longer-term investments.

  •
  Funding Liabilities.  Retail deposits served as the primary interest-bearing source of funds for the Company and the Peer Group, with the Company maintaining a higher deposits-to-assets ratio than the Peer Group. At the same time, the ratio of borrowings-to-assets was relatively comparable. In total, the Company maintained a higher level of interest-bearing liabilities than the Peer Group which, coupled with its relatively higher cost of funds, translated into a comparatively high ratio of net interest expense to average assets. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Company's capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets.

  •
  Capital.  The Company operates with a lower pre-offering capital ratio than the Peer Group, 5.2% and 13.3% of assets, respectively. However, following the Conversion offering, the disparity between the respective capital ratios of the Company and Peer Group; the Company's equity/assets ratio may approximate or modestly exceed the Peer Group (based on closing the Conversion at the upper end of the offering range).

        On balance, we have made no adjustment for the Company's financial condition on a pro forma basis relative to the Peer Group.

2.     Profitability, Growth and Viability of Earnings

        Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

  •
  Earnings.  The Company's pre-conversion profitability (i.e., ROA) is below the Peer Group average, as DBI operates with a slightly stronger net interest margin, reflecting its comparatively higher asset yields, which is offset by its lower level of non-interest income and higher operating expense ratio. After adjusting for the Peer Group's net non-operating income, the Peer Group still maintains a core earnings advantage relative to the Company. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company's earnings on an

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  ROAA basis. At the same time, the Company will incur additional expenses related to the stock benefit plans that will be implemented in connection with the Offering.

  •
  Core Earnings.  Non-operating items were higher for the Peer Group reflecting the impact of net non-recurring expenses equal to 0.21% of average assets. Excluding such expenses on an after tax basis, the Peer Group's core ROA of 0.54% exceeded the Company's core ROA equal to 0.32%.

  •
  Interest Rate Risk.  Quarterly changes in the Company's net interest income to average assets ratios indicate higher volatility relative to the Peer Group on average. Other measures impacting interest rate risk, such as capital ratios and IEA/IBL ratios, reflect greater risk exposure for the Company. On a pro forma basis, the Company's capital position and IEA/IBL ratio will be enhanced by the infusion of the conversion proceeds, thereby lessening its comparative exposure.

  •
  Credit Risk.  Loan loss provisions were a comparable factor in the Company's and the Peer Group's earnings (0.06% of average assets versus 0.06% for the Peer Group) and chargeoffs have been modest for both. The ratio of NPAs/Assets was above the Peer Group average but fell within the range of the average and median for all publicly-traded savings institutions. The ratio of reserves to loans was above the Peer Group average reflecting the higher credit risk exposure inherent in the Company's commercial loan portfolio. Importantly, while growth of the loan portfolio has been limited for DBI, the portfolio reflects strong growth in the areas of C&I and commercial mortgage lending, many of which involve relatively large loan relationships. The strong growth in high risk-weight commercial loans (i.e., limited seasoning) coupled with the large size of the relationships may pose a higher risk profile than suggested by the current non-performing data.

  •
  Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company's earnings growth potential with respect to leverage capacity and providing the Company with additional liquidity for purposes of funding loan growth. Second, opportunities to increase earnings through loan and deposit growth are considered to be similar relative to the Peer Group's markets as nine out of a total of ten Peer Group companies are based in Massachusetts with six of those nine Massachusetts thrifts operating within the greater Boston metropolitan area. The Company will be seeking to continue to expand on a retail basis following the offering and the strengthened pro forma capital position will support such efforts.

  •
  Return on Equity.  The Company's pro forma capital position will equal or exceed the Peer Group average. Coupled with DBI's lower profitability, in terms of its ROA, the Company's pro forma core ROE is anticipated to be lower than the Peer Group average initially.

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        Overall, we concluded that a slight downward adjustment for profitability, growth and viability of earnings was appropriate in view of DBI's relatively lower pro forma ROA and ROE versus the Peer Group, as well as the factors relating to the Company's credit risk and interest rate exposure and earnings growth potential.

3.
Asset Growth

        DBI experienced nominal asset growth during the most recent twelve month period, versus a 1.96% asset growth rate posted by the Peer Group based on the average. At the same time, the Company's longer term growth trends have been more favorable and the asset growth attributable to the BankMalden merger is not reflected in the Company's financial statements owing to the pooling accounting treatment for the transaction (i.e., the historical financial statements were merged for both). The Company will realize a significant increase in its pro forma capital position from the infusion of stock proceeds, which will provide DBI with equal to greater leverage capacity than currently maintained by the Peer Group. In addition, the Company's de novo branching strategy should provide a favorable platform to support asset growth. Accordingly, on balance, we believe a slight upward valuation adjustment was warranted for this factor.

4.
Primary Market Area

        The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The market area served by the Company includes a mixture of suburban, and urban markets, with the Company's market area covering a part of the eastern and northeastern Massachusetts region, which includes a number of small and medium sized towns and cities as well as the City of Boston. The primary market areas of the Peer Group companies has experienced population and household growth since 2000 (see Table 4.1), with the rate of increase approximating the range exhibited by the Company's markets, with Suffolk County being at the lower end of the range and Essex County exhibiting very strong demographic growth trend at the upper end of the comparative range. Comparative per capita income data indicate that the Peer Group companies generally operate in markets that have a comparable

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Table 4.1
Danvers Bancorp, Inc.
Peer Group Market Area Comparative Analysis

									Unemployment Rate
							Per Capita Deposit % State Amount
Institution	Headquarters City	Estimated Population 2000	Projected Population 2006	Estimated 2000-2006 2011	Projected 2006-2011 % Change	Income % Change		6/30/06 Market Average
									Share(1)	5/31/2007
		(000)	(000)	(000)
Benjamin Franklin Bancorp, Inc. of MA	Norfolk	650	666	676	2.35%	1.62%	$44,502	129.67%	2.73%	4.3%
Berkshire Hills Bancorp of MA	Berkshire	135	134	133	-0.90%	-0.32%	$27,787	80.96%	33.57%	4.8%
Brookline Bancorp, Inc. of MA	Norfolk	650	666	676	2.35%	1.62%	$44,502	129.67%	4.65%	4.3%
Central Bancorp of Somerville, MA	Middlesex	1,465	1,484	1,495	1.30%	0.72%	$42,582	124.07%	1.21%	4.1%
Chicopee Bancorp, Inc. of MA	Hampden	456	468	476	2.62%	1.58%	$24,007	69.95%	4.06%	5.9%
Hingham Institute for Savings of MA	Plymouth	473	502	523	6.15%	4.16%	$32,405	94.42%	5.01%	5.1%
Legacy Bancorp, Inc. of MA	Berkshire	135	134	133	-0.90%	-0.32%	$27,787	80.96%	17.81%	4.8%
LSB Corp. of No. Andover, MA	Essex	723	756	778	4.52%	2.86%	$34,287	99.90%	1.97%	5.1%
MassBank Corp. of Reading, MA	Middlesex	1,465	1,484	1,495	1.30%	0.72%	$42,582	124.07%	2.24%	4.1%
NH Thrift Bancshares of NH	Sullivan	40	43	45	6.32%	4.23%	$26,326	85.02%	25.14%	3.2%
	Averages:	619	634	643	2.51%	1.69%	$34,677	101.87%	9.84%	4.6%
	Medians:	562	584	600	2.35%	1.60%	$33,346	97.16%	4.36%	4.6%
Danvers Bancorp, Inc.	Essex	723	756	778	4.52%	2.86%	$34,287	99.90%	4.76%	5.1%
	Middlesex	1,465	1,484	1,495	1.30%	0.72%	$42,582	124.07%	0.25%	4.1%
	Suffolk	690	684	683	-0.78%	-0.15%	$30,099	87.70%	0.18%	5.2%
(1)
Total institution deposits in headquarters county as percent of total county deposits (banks and thrifts only).

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level of affluence — per capita income in the Company's Essex County market approximates the average per capita income in the Peer Group's markets while Middlesex County's per capita income exceeds the Peer Group average and Suffolk County (Boston and vicinity) falls below the Peer Group average.

        The Company will maintain a relatively small share of the deposit market but the Peer Group companies also maintain a limited share of their respective deposit markets, particularly those operating in the highly populous Boston metropolitan area. The three Peer Group companies operating in less populous western Massachusetts are able to maintain a relatively greater share of their comparatively smaller markets. As shown in Table 4.1, the unemployment rates for the Company's markets fell within the range exhibited by the Peer Group's primary markets, the unemployment rates for Essex, Middlesex and Suffolk Counties equaling 5.1%, 4.1% and 5.2%, respectively, in comparison to the Peer Group average and median of 4.1%.

        On balance, we concluded that no valuation adjustment was required for the Company's market area in comparison to the Peer Group's markets.

5.
Dividends

        At this time the Company has not established a dividend policy pursuant to the Conversion offering. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions. Nine out of ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.25% to 3.71%. The average dividend yield on the stocks of the Peer Group institutions was 1.60% as of August 10, 2007, representing an average payout ratio of 23.46% of core earnings. However, three of the Peer Group companies had very high payout ratios approaching or exceeding 100% of earnings which were assigned a "NM — not meaningful" designation since they are paying dividends out of capital rather than earnings. As of August 10, 2007, approximately 90% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.41% and an average payout ratio of 35.44% of core earnings. The dividend

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paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

        The Company's dividend capacity will be enhanced by the Conversion and resulting increase in capital. At the same time, the Company will maintain a lower ROA in comparison to the Peer Group which will reduce its relative capacity to pay dividends. Coupled with the Company's stated growth objectives and the corresponding anticipated needs to retain capital to support that growth, we concluded that a slight downward adjustment is warranted for purposes of dividends relative to the Peer Group.

6.
Liquidity of the Shares

        The Peer Group is by definition composed of companies that are traded in the public markets. All 10 of the Peer Group companies trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $36.2 million to $694.8 million as of August 10, 2007, with average and median market values of $168.1 million and $105.0 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.6 million to 59.6 million, with average and median shares outstanding equaling 11.2 million and 6.3 million, respectively. The Company's pro forma market value and shares outstanding for the Company will be in the upper end of the Peer Group range, and will exceed the Peer Group average and median. Accordingly, we anticipate that the liquidity in the Company's stock will be modestly greater relative to the Peer Group companies' stocks and have applied a slight upward adjustment for this factor.

7.
Marketing of the Issue

        We believe that three separate markets need to be considered for thrift stocks such as the Company coming to market: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior

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operations as a fully-converted publicly-held company and stock trading history; and (3) the thrift acquisition market for thrift and bank franchises in Massachusetts. All of these markets were considered in the valuation of the Company's to-be-issued stock.

A.
The Public Market

        The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

        In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. Stocks traded in a narrow range before strengthening at the end of August 2006, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. The Dow Jones Industrial Average ("DJIA") moved to a four-month high in mid-September, with further declines in oil prices and the Federal Reserve's decision to leave rates unchanged helping to sustain the positive trend. Stocks retreated modestly heading into late-September, as investors reacted negatively to an economic report showing a slow down in business activity in the Mid-Atlantic region. Lower oil prices and a strong consumer sentiment report helped stocks to rally at the close of the third quarter.

        The broader stock market rally was sustained into the fourth quarter of 2006, as the DJIA moved to an all-time high in early-October. Lower oil prices and growing expectations that the next move by the Federal Reserve would be to cut rates extended the stock market rally into mid-October, with the DJIA approaching the 12000 market. The DJIA closed above 12000 heading into late-October 2006, with optimism about corporate earnings, the Federal Reserve's decision to hold rates steady and lower oil prices sustaining the rally. Despite a slight pullback at the end of October, the 3.4% gain in DJIA for October was the best monthly gain since November 2005. Stocks continued to edge lower at the beginning of November, but then rebounded strongly in mid-November. Favorable inflation data reflected in wholesale and consumer prices for

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October, merger news and upbeat comments by the Federal Reserve about interest rates were factors that contributed to the rally in the broader market. Stocks traded in a narrow range ahead of the holiday shopping season in late-November. After posting a big one day loss in late-November on concerns about retail sales, lower oil prices, merger news and favorable economic reports provided a boost to stocks in early-December. The DJIA traded to record highs in mid- and late-December, as stocks benefited from some robust economic reports and investors betting on a strong finish for the year.

        Lower oil prices helped to sustain the positive trend in stocks at the start of 2007, which was followed by a mild pullback due to weakness in technology stocks. Optimism about the economy and some favorable earnings reports helped to lift the DJIA to a record high heading into late-January 2007, which was followed by a one day sell-off on a weak housing report and concerns about higher rates. Stocks surged higher at the end of January 2007, as the Federal Reserve concluded its late-January meeting with no change in rates. The broader stock market traded in a narrow range in early-February and then the DJIA rallied to a new record in mid-February. Comments by the Federal Reserve Chairman that helped to alleviate concerns of higher rates, as well as lower oil prices, were factors that contributed to the mid-February rally. Comparatively, higher oil prices contributed to a downturn in stocks heading into late-February. A sell-off in China's stock market turned into a global market sell-off, as the DJIA plunged over 400 points on February 27th.

        Stocks recovered some of the losses from the one day sell-off in early-March 2007, as the broader stock market benefited from a rebound in China's stock market. Mounting troubles for subprime mortgage lenders and weak economic data fueled a sharp downturn in the broader stock market in mid-March, reflecting concerns that rising subprime mortgage delinquencies would filter into the broader economy. Following the sell-off, merger announcements, rallies in overseas markets and a drop in oil prices supported a rebound in the broader stock market ahead of the March meeting of the Federal Reserve. The Federal Reserve's decision to hold rates steady strengthened the stock market rebound, as investors were buoyed by the Federal Reserve's assessment that the economy continued to expand at a moderate pace. Stocks fluctuated at the close of the first quarter on mixed economic data.

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        Signs of an improving housing market provided a boost to the stock market at the start of the second quarter 2007, with news of an increase in an index of pending existing home sales during February supporting a one-day gain of more than 120 points in the DJIA. News of Iran's release of British hostages, lower oil prices and a favorable March employment report also contributed to the broader market gains in early-April. The broader market rally continued through most of April, as merger news and strong corporate profits lifted the DJIA above a close of 13000 in late-April. For the month of April, the DJIA closed up 5.7%. Stronger than expected manufacturing data and lower oil prices helped to propel the DJIA to five consecutive record highs in early-May. Following a sharp one day sell-off on a weak retail sale report for April, the positive trend in the broader stock market continued into mid-May. A new wave of corporate deals, lower oil prices and a stronger than expected reading for May consumer confidence were noted factors that held to sustain the rally. Stocks eased lower in late-May, reflecting profit taking and concerns about a pullback in China's stock market. Inflation worries and higher rates pushed stocks lower in early-June, while a strong retail sales report for May triggered a rebound in the stock market in mid-June. Stocks generally traded lower in the second half in June on continued inflation concerns, as well as higher oil prices and weakness in the housing market.

        The broader stock market showed a positive trend at the start of third quarter of 2007, with the DJIA closing at record highs in mid-July. A positive report on manufacturing activity in June, healthy job growth reflected in the June employment report and merger news contributed to the stock market rally. A favorable second quarter earnings report by IBM helped the DJIA close above the 14000 mark heading into late-July, which was followed a general downturn in stock during late-July and early-August. Stocks were driven lower by fears that the housing slump was spreading to the broader economy and concerns of a widening credit crunch prompted by home mortgage lender cutting off credit or raising rates for a growing number of borrowers. As an indication of the general trends in the nation's stock markets over the past year, as of August 10, 2007 the DJIA closed at 13239.54 an increase of 19.4% from one year ago and an increase of 6.2% year-to-date, but down by 5.4% from its historical high. The NASDAQ closed at 2544.89 an increase of 23.7% from one year ago and an increase of 5.4% year-to-date. The

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Standard & Poors 500 Index closed at 1453.64 on August 10, 2007 an increase of 14.8% from one year ago and an increase of 2.5% year-to-date.

        The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have underperformed the broader stock market. Thrift stocks trended lower in late-August 2006, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. Inflationary fears prompted a brief sell-off in thrift stocks heading into mid-September, which was followed by a rebound as falling oil prices benefited stocks in general.

        Thrift stocks advanced at the start of the fourth quarter of 2006, based on economic data that suggested the economy was slowing and comments from the Federal Reserve Chairman that raised hopes of a decline in short-term interest rates. Acquisition news and strength in the broader market sustained the upward trend in thrift stocks into mid-October. Thrift stocks sold off with the broader market at the end of October and into early-November, as economic data showing slower growth raised concerns for some investors. Strength in the broader market supported a rebound in thrift stocks ahead of the national elections. Favorable inflation data boosted thrifts stocks along with the broader market in mid-November. Weaker than expected housing data pressured thrift stocks lower heading into late-November. Merger news, including Bank of New York's announced merger with Mellon Financial Corp., sparked gains in thrift stocks in early-December 2006. Thrift stocks traded in a narrow range through mid-December, as the Federal Reserve left interest rates unchanged as expected. An upbeat report on home sales helped thrift and bank stocks participate in the broader market rally in late-December.

        Thrift stocks traded lower at the start of 2007, as a favorable employment report for December reduced expectations of the Federal Reserve cutting interest rates. Mixed fourth quarter earnings reports and investor nervousness ahead of the Federal Reserve rate meeting provided for a choppy trading market for thrift issues in mid- and late-January 2007. Thrift stocks posted gains in late-January and early-February, as thrift investors reacted favorably to the Federal Reserve's decision to hold rates steady at its late-January meeting. While the DJIA moved to a new high in mid-February, thrift stocks traded in a narrow range heading into late-February. The late-February sell-off triggered by the downturn in China's stock market hit thrift stocks as well. Selling pressure in thrift stocks increased during the first half of March, as

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mortgage lenders in general were hurt by the deterioration in market conditions for subprime mortgage lenders. In mid-March, the Mortgage Bankers Association reported that subprime mortgage delinquencies rose to a four year high during the fourth quarter of 2006. Thrift stocks participated in the broader stock market rally following the Federal Reserve's decision to hold rates steady at its March meeting, based on expectations that the economy would continue to expand at a moderate pace. Thrift stocks pulled back in late-March, as lenders were hurt by news that sales of new homes fell for the second straight month in February and consumer confidence dropped in March.

        A favorable report on February pending existing home sales sparked gains in thrift stocks at the start of the second quarter of 2007. In contrast to the broader market, thrift stocks trended lower in mid-April as a weak housing market and the overhang of problems in the subprime lending market continued to weigh on the thrift sector. Some positive earnings reports helped to boost thrift stocks heading into the second half of April, but the rally did not match gains posted in the broader market. A late-April report showing a decline in home sales in March served to dampen enthusiasm for thrift stocks, while news of Bank of America's $21 billion proposed acquisition of LaSalle Bank Corp. had little impact on trading activity among thrift and bank stocks. Thrift stocks headed higher along with the broader stock market in early-May, but did not sustain the upward momentum into mid-May. A disappointing report on the outlook for the housing market weighed on the thrift sector in mid-May, with the National Association of Home Builders report projecting that home sales and housing production would not begin to improve until late in 2007. Merger news provided a boost to thrift stocks heading into late-May, but the gains were not sustained as thrift stocks traded lower on news of stronger than expected economic data and higher interest rates. A favorable employment report for May boosted thrift stocks at the start of June, which was followed by a general downturn in thrift stocks going into mid-June on higher interest rates. Higher interest rates and lackluster housing data furthered the downward trend in thrift stocks during the second half of June. The thrift sector continued to struggle at the beginning of the third quarter of 2007 on earnings worries and the widening meltdown in the subprime market as Standard & Poor and Moody's announced plans to downgrade backed by subprime mortgages. Bargain hunting and strength in the broader market supported a modest rebound in thrift stocks in mid-July. In the latter part of July, the market

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tumbled again as credit quality concerns related to the strength of the economy and mortgage market translated into falling prices. In particular, news of the failure of American Home Mortgage and several hedge funds focusing their investments in the mortgage market provided an indication that problems might not be limited to the subprime market. Moreover, the liquidity of all but the conforming mortgage market was called into question with these well-publicized failures, which weighed heavily on the thrift stock market causing the SNL Thrift Index to decline by more than 12% since the end of April. On August 10, 2007, the SNL Index for all publicly-traded thrifts closed at 1481.8 a decrease of 11.1% from one year ago and a decrease of 19.0% year-to-date.

B.    The New Issue Market

        In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift issues in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

        The market for recent conversions has pulled back along with the thrift sector in general, with fewer offerings being oversubscribed and several transactions traded down in initial after market trading activity. As shown in Table 4.2, two standard conversions, one second-step conversion and two mutual holding company offerings were completed during the

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Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

Institution Information			Pre-Conversion Data				Offering Information				Contribution to Charitable Found.		Insider Purchases
													% Off Incl. Fdn
			Financial Info.		Asset Quality								Benefit Plans
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt. & Dirs.	Initial Dividend Yield
			($Mil)	(%)	(%)	(%)	($Mil)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)
Standard Conversions
Louisiana Bancorp, Inc., LA +	7/10/07	LABC-NASDAQ	$216	13.74%	0.12%	852%	$63.5	100%	120%	2.3%	N.A.	N.A.	8.0%	4.0%	10.0%	3.4%	0.00%
Quaint Oak Bancorp, Inc., PA* + (1)	7/5/07	QNTO-OTCBB	$61	7.96%	1.46%	64%	$13.9	100%	132%	4.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.1%	0.00%
Averages — Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%
Medians — Standard Conversions:			$139	10.85%	0.79%	458%	$38.7	100%	126%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	4.8%	0.00%
Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%
Averages — Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%
Medians — Second Step Conversions:			$951	12.15%	0.25%	67%	$139.7	57%	87%	3.6%	N.A.	N.A.	7.5%	3.7%	9.3%	4.9%	1.50%
Mutual Holding Company Conversions
Benedicial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	$3,483	11.44%	0.50%	207%	$236.1	44%	132%	1.3%	C/S	500K/4.02%	8.8%	4.4%	11.1%	1.3%	0.00%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	$124	7.04%	0.39%	167%	$10.7	45%	132%	6.5%	N.A.	N.A.	8.7%	4.4%	10.9%	4.2%	0.00%
Averages — Mutual Holding Company Conversions:			$1,804	9.24%	0.45%	187%	$123.4	45%	132%	3.9%	N.A.	N.A.	8.8%	4.4%	11.0%	2.8%	0.00%
Medians — Mutual Holding Company Conversions:			$1,804	9.24%	0.45%	187%	$123.4	45%	132%	3.9%	N.A.	N.A.	8.8%	4.4%	11.0%	2.8%	0.00%
Averages — All Conversions:			$967	10.47%	0.54%	272%	$92.8	69%	121%	3.5%	N.A.	N.A.	8.2%	4.1%	10.3%	4.0%	0.30%
Medians — All Conversions:			$216	11.44%	0.39%	167%	$63.5	57%	132%	3.6%	N.A.	N.A.	8.0%	4.0%	10.0%	4.2%	0.00%

Institution Information			Pro-Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
Institution	Conver. Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price	Trading Day	% Change	First Week (4)	% Change	First Month (5)	% Change	Thru 8/10/07	% Change
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Louisiana Bancorp, Inc., LA +	7/10/07	LABC-NASDAQ	75.5%	31.5x	23.5%	0.7%	31.1%	2.4%	$10.00	$10.95	9.5%	$10.40	4.0%	$10.91	9.1%	$10.91	9.1%
Quaint Oak Bancorp, Inc., PA* + (1)	7/5/07	QNTO-OTCBB	84.1%	20.3x	19.1%	0.9%	22.3%	4.2%	$10.00	$9.80	-2.0%	$9.30	-7.0%	$8.90	-11.0%	$8.75	-12.5%
Averages — Standard Conversions:			79.8%	25.9x	21.3%	0.8%	26.7%	3.3%	$10.00	$10.38	3.8%	$9.85	-1.5%	$9.91	-0.9%	$9.83	-1.7%
Medians — Standard Conversions:			79.8%	25.9x	21.3%	0.8%	26.7%	3.3%	$10.00	$10.38	3.8%	$9.85	-1.5%	$9.91	-0.9%	$9.83	-1.7%
Second Step Conversions
Abington Bancorp, Inc., PA*	6/28/07	ABBC-NASDAQ	102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00	$9.60	-4.0%	$9.84	-1.6%	$9.52	-4.8%	$9.03	-9.7%
Averages — Second Step Conversions:			102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00	$9.60	-4.0%	$9.84	-1.6%	$9.52	-4.8%	$9.03	-9.7%
Medians — Second Step Conversions:			102.9%	27.2x	22.8%	0.8%	22.1%	3.8%	$10.00	$9.60	-4.0%	$9.84	-1.6%	$9.52	-4.8%	$9.03	-9.7%
Mutual Holding Company Conversions
Benedicial Mutual Bancorp, Inc., PA*	7/16/07	BNCL-NASDAQ	97.6%	44.9x	20.2%	0.3%	12.2%	2.0%	$10.00	$9.21	-7.9%	$9.38	-6.2%	$9.00	-10.0%	$9.00	-10.0%
Hometown Bancorp, Inc., NY	6/29/07	HTWC-OTCBB	82.6%	23.9x	16.6%	0.7%	13.1%	4.9%	$10.00	$10.00	0.0%	$10.00	0.0%	$9.50	-5.0%	$8.00	-20.0%
Averages — Mutual Holding Company Conversions:			90.1%	34.4x	18.4%	0.5%	12.6%	3.5%	$10.00	$9.61	-4.0%	$9.69	-3.1%	$9.25	-7.5%	$8.50	-15.0%
Medians — Mutual Holding Company Conversions:			90.1%	34.4x	18.4%	0.5%	12.6%	3.5%	$10.00	$9.61	-4.0%	$9.69	-3.1%	$9.25	-7.5%	$8.50	-15.0%
Averages — All Conversions:			88.5%	29.5x	20.4%	0.7%	20.1%	3.5%	$10.00	$9.91	-0.9%	$9.78	-2.2%	$9.57	-4.3%	$9.14	-8.6%
Medians — All Conversions:			84.1%	27.2x	20.2%	0.7%	22.1%	3.8%	$10.00	$9.80	-2.0%	$9.84	-1.6%	$9.50	-5.0%	$9.00	-10.0%

Note * — Appraisal performed by RP Financial; +=RP Financial did the Conversion Business Plan. "NT" Not Traded; "NA" — Not Applicable, Not Available; "C/S" Cash/Stock

(1)	Non-OTS regulated thrift.	(6)	Mutual holding company pro forma data on full conversion basis.
(2)	As a percent of MHC offering for MHC transactions.	(7)	Simultaneously completed acquisition of another financial institution.
(3)	Does not take into account the adoption of SOP 93-6.	(8)	Simultaneously converted to a commercial bank charter.
(4)	Latest price if offering isles than one week old.	(9)	Former credit union.
(5)	Latest price if offering is more than one week but less than one month old.

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past three months. The standard conversion offerings are considered to be more relevant for our analysis, which were completed by Louisiana Bancorp, Inc. of Louisiana on July 10, 2007 and Quaint Oak Bancorp, Inc. of Pennsylvania on July 5, 2007. Louisiana Bancorp's offering resulted in gross proceeds of $63.5 million, which closed between the maximum and supermaximum of the offering range, while Quaint Oak Bancorp's oversubscribed offering resulted in closing at the $13.9 million supermaximum of the offering range.

        Louisiana Bancorp had pre-conversion assets of $216 million and a pre-conversion equity-to-assets ratio of 13.7%, while Quaint Oak Bancorp had pre-conversion assets of $61 million and a pre-conversion equity-to-assets ratio of 8.0%. The pro forma valuation and offering results of Louisiana Bancorp reflected weakness given the continuing impact of Hurricane Katrina. The average pro forma price/tangible book ratio at the closing value of these two offerings equaled 79.8% and the pro forma core price/earnings ratio at the closing value equaled 25.9 times. The average trading price of these two institutions was 3.8% above the initial public offering ("IPO") price after one day of trading and 1.7% lower than the IPO price as of August 10, 2007.

        Although not directly comparable given their transaction structure, we believe it is useful to examine the market receptivity to other offering types. In this regard, we note that Hometown Bancorp in New York, who completed their mutual holding company offering at the end of June 2007, has experienced a 20.0% decline in stock price despite the oversubscribed offering, while Beneficial Mutual Bancorp in PA, who completed their mutual holding company offering on July 16, 2007, has experienced a 10.0% decline in stock price despite the oversubscribed offering. Shifting to the most recent second step conversion offering (Abington Bancorp ("Abington") in Pennsylvania), we note that the stock has declined from the offering price. Abington closed their offering in late June 2007 just above the bottom of the range through a syndicate process, and as of August 10, 2007, was trading 9.7% below the second step offering price.

C.
The Acquisition Market

        Also considered in the valuation was the potential impact on DBI's stock price of recently completed and pending acquisitions of other savings institutions operating in

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Massachusetts, seven of which involved mutual-to-mutual mergers. Also considered in the valuation was the potential impact on the DBI's stock price of recently completed and pending acquisitions of other savings institutions operating in Massachusetts. As shown in Exhibit IV-4, there were twelve Massachusetts thrift acquisitions completed from January 1, 2004 through year-to-date 2007 and there are two currently pending transactions. The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company's stock. To the extent that acquisition speculation may impact the Company's offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company's market and, thus, are subject to the same type of acquisition speculation that may influence DBI's stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in DBI's stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

        In determining our valuation adjustment for marketing of the issue, we considered trends in the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company's minority stock. We placed the greatest weight for this adjustment on the significant sell-off in financial stocks in the months leading up to the valuation date and the aftermarket trading results of recent conversion transactions where four out of five recent offerings are currently trading below their IPO prices. For these reasons, we applied a moderate downward adjustment in the valuation to for the marketing of the issue factor.

8.
Management

        DBI's management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-5 provides summary resumes of DBI's Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company's present organizational structure as indicated by the

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financial characteristics of the Company. DBI currently does not have any executive management positions that are vacant.

        Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.
Effect of Government Regulation and Regulatory Reform

        In summary, as a fully-converted federally-insured institution, DBI will operate in substantially the same regulatory environment as the Peer Group members — all of whom are well capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company's pro forma regulatory capital ratios, while the Peer Group's regulatory capital ratios were previously shown in Table 3.2. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

        Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	Slight Downward
Liquidity of the Shares	Slight Upward
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

        In applying the accepted valuation methodology promulgated by the OTS and adopted in practice by the FDIC and the Division, i.e., the pro forma market value approach, including the

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fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company's to-be-issued stock — price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in DBI's prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).

        RP Financial's valuation placed an emphasis on the following:

  •
  P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

  •
  P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

  •
  P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings — we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

        The Company has adopted Statement of Position ("SOP") 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP

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shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.

        Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that the pro forma market value of the Company's conversion stock as of August 10, 2007 was $136,500,000 at the midpoint, inclusive of 650,000 shares issued to the Foundation for a value of $6,500,000 based on a per share value of $10.00 at issuance. The offering amount at the midpoint is equivalent to $130,000,000 or 13,000,000 shares at $10.00 per share. The following sections describe the application of the valuation methodology.

        1.    Price-to-Earnings ("P/E").    The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings equaled $4.2 million for the twelve months ended June 30, 2007. In deriving DBI's estimated core earnings for purposes of the valuation, the only adjustment made to reported earnings was to eliminate the net gain on the sales of loans and investment securities equal to $392 thousand for the twelve month period, and add back the over-accrual of taxes in an amount equal to $163 thousand. As shown below, on a tax-effected basis, incorporating the Company's marginal tax rate 35.00%, the Company's core earnings were determined to equal $4.1 million for the twelve months ended June 30, 2007. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

Amount(1)
($000)
Net income	$4,152
Deduct: Net gain on sale of loans and investments	(392)
Addback: Tax Effect	137
Addback: Overaccrual of taxes	163

Core earnings estimate	$4,060

(1)
Adjustment was tax effected at 35.0% which approximates the Company's effective marginal tax rate.

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        Based on the Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and P/E multiple at the $136.5 million midpoint value equaled 24.34 times which reflects a 9.6% premium to the Peer Group median P/E multiple of 22.20 times. On a core earnings basis, the P/Core multiple at the midpoint valuation equaled 24.74 times which was at a 12.1% premium to the Peer Group's median core earnings multiple of 22.06 times (see Table 4.3).

        2.    Price-to-Book ("P/B").    The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to the Company's pro forma book value. Importantly, corresponding to the treatment in the Company's conversion prospectus, pro forma equity has been adjusted to reflect the after-tax impact of the establishment of the Danversbank Foundation ($6.9 million pre-tax expense and $4.5 million after tax) and the termination of the phantom stock plan ($3.5 million pre-tax expense and $2.2 million after tax). In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $136.5 million midpoint valuation, DBI's pro forma P/B and P/TB ratios equaled 77.29% and 77.53%, respectively. In comparison to the respective median P/B and P/TB ratios indicated for the Peer Group of 108.95% and 132.23%, the Company's ratios reflected discounts of 29.1% and 41.4%. At the top of the super range, the Company's P/B and P/TB ratios equaled 83.69% and 83.90%, respectively. In comparison to the Peer Group's median P/B and P/TB ratios, the Company's P/B and P/TB ratios at the top of the super range reflected discounts of 23.2% and 36.6%, respectively.

        3.    Price-to-Assets ("P/A").    The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, DBI's value equaled 9.94% of pro forma assets.

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Comparatively, the Peer Group companies exhibited a median P/A ratio of 12.56%, which implies a discount of 20.9% has been applied to the Company's pro forma P/A ratio.

Comparison to Recent Offerings

        As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As set forth above, the two most recent standard conversion offerings (Louisiana Bancorp of LA and Quaint Oak Bancorp of PA) completed their offerings at 79.8% P/TB. By comparison, DBI is priced at a 77.53% P/TB at the midpoint and 83.90% at the supermaximum. While not a directly comparable transaction, Abington Bancorp completed its second step conversion transaction at a price of 102.9% P/TB but has traded downward by 9.7% in aftermarket trading to a level of 92.9%. Also reflecting the current market weakness, the three most recent standard and second step conversion offerings by companies based in Massachusetts (Westfield Financial, Hampden Bancorp and Chicopee Bancorp) have all declined in price in recent weeks and were trading at an average of 92.0% P/TB as of August 10, 2007.

        We considered these aftermarket trends in recent conversions as an indicator of the potential aftermarket for the Company's stock price. The range of pro forma P/TB ratios resulting from the Company's valuation (ranging from 73.05% at the minimum to 83.90% at the supermaximum) are consistent with the current trading levels for the two recent conversions and do not represent excessive discounts relative to the three most recent Massachusetts conversion offerings which we believe provide a good indicator of the market for new issues.

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Pricing Characteristics and Trends of
Recent Standard and Second Step Conversions (1)

							As of Aug. 10, 2007
Institution		Conversion Date			Price as of August 10, 2007	Change From IPO
	ST.		Ticker	Assets			P/TB	P/E
				($Mil)	($)	(%)	(%)	(%)
Standard Conversions
Lousiana Bancorp, Inc	LA	7/10/07	LABC	$216	$10.91	9.1%	82.37%	34.37x
Quaint Oak Bancorp, Inc.	PA	7/5/07	QNTO	$61	$8.75	-12.5%	73.59%	17.76x

Second Step Conversions
Abington Bancorp, Inc.	PA	6/28/07	ABBC	$951	$9.03	-9.7%	92.92%	24.56x

Average						-4.37%	82.96%	25.56x
Median						-9.70%	82.37%	24.56x

Three Most Recent Massachusetts Conversions
Westfield Financial (2)	MA	1/4/07	WFD	$1,032	$8.95	-10.5%	97.39%	50.00x
Hampden Bancorp, Inc. (3)	MA	1/17/07	HBNK	$511	$10.40	4.0%	81.25%	NM
Chicopee Bancorp, Inc. (3)	MA	7/20/06	CBNK	$469	$14.37	43.7%	97.42%	NM

Average						12.40%	92.02%	50.00x
Median						4.00%	97.39%	50.00x

(1)
Completed over the last three months.

(2)
Was a second step conversion of a mutual holding company.

(3)
Completed a standard conversion.

Valuation Conclusion

        Based on the foregoing, it is our opinion that, as of August 10, 2007, the aggregate pro forma market value of the Company's common stock, including the stock portion of the contribution to the Foundation immediately following the offering, is $136,500,000 at the midpoint, equal to 13,650,000 shares issued at a per share value of $10.00. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the Board approved $10.00 per share offering price is set forth below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

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Valuation Range	Offering Amount	Foundation Shares	Total Issued

Shares
Minimum	11,050,000	552,500	11,602,500
Midpoint	13,000,000	650,000	13,650,000
Maximum	14,950,000	650,000	15,600,000
Supermaximum	17,192,500	650,000	17,842,500
Value
Minimum	$110,500,000	$5,525,000	$116,025,000
Midpoint	$130,000,000	$6,500,000	$136,500,000
Maximum	$149,500,000	$6,500,000	$156,000,000
Supermaximum	$171,925,000	$6,500,000	$178,425,000

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Table 4.3
Public Market Pricing
Danvers Bancorp, Inc.
As of August 10, 2007

		Market Capitalization		Per Share Data		Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)
																	Reported		Core
				Core 12 Month EPS(2)	Book Value/ Share								Payout Ratio(5)		Equity/ Assets	NPAs/ Assets
		Price/ Share(1)	Market Value			P/E	P/B	P/A	P/TB	P/Core	Amount/ Share	Yield		Total Assets			ROA	ROE	ROA	ROE	Offering Size
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Danvers Bancorp, Inc.
Superrange		$10.00	$178.43	$0.34	$11.95	29.06x	83.69%	12.65%	83.90%	29.50x	$0.00	0.00%	0.00%	$1,410	15.12%	0.37%	0.44%	2.88%	0.43%	2.84%	171.93
Maximum		$10.00	$156.00	$0.37	$12.41	26.64x	80.57%	11.22%	80.79%	27.07x	$0.00	0.00%	0.00%	$1,391	13.92%	0.38%	0.42%	3.02%	0.41%	2.98%	149.50
Midpoint		$10.00	$136.50	$0.40	$12.94	24.34x	77.29%	9.94%	77.53%	24.74x	$0.00	0.00%	0.00%	$1,374	12.86%	0.38%	0.41%	3.18%	0.40%	3.12%	130.00
Minimum		$10.00	$116.03	$0.46	$13.74	21.56x	72.80%	8.55%	73.05%	21.94x	$0.00	0.00%	0.00%	$1,356	11.75%	0.39%	0.40%	3.38%	0.39%	3.32%	110.50

All Public Companies(7)
Averages		$16.16	$390.03	$0.75	$13.41	19.77x	127.55%	16.08%	145.58%	20.52x	$0.40	2.41%	35.44%	$3,120	12.61%	0.61%	0.52%	5.14%	0.51%	4.95%
Medians		13.79	92.21	0.48	11.41	17.51x	121.00%	13.35%	134.97%	18.25x	$0.34	2.35%	20.54%	$770	10.69%	0.37%	0.56%	4.64%	0.56%	4.68%

All Non-MHC State of MA(7)
Averages		$17.83	$166.88	$0.66	$16.55	25.16x	107.35%	15.95%	119.96%	25.20x	$0.44	1.60%	23.46%	$931	15.17%	0.26%	0.31%	2.78%	0.44%	3.49%
Medians		$11.55	$146.88	$0.44	$9.36	23.10x	97.41%	14.26%	122.07%	23.57x	$0.37	1.66%	18.61%	$764	12.70%	0.16%	0.42%	3.13%	0.55%	3.96%

Comparable Group Averages
Averages		$19.70	$168.08	$0.85	$17.66	24.01x	113.69%	14.81%	134.05%	24.11x	$0.51	1.60%	23.46%	$1,006	13.25%	0.21%	0.39%	3.91%	0.54%	4.70%
Medians		$15.31	$104.96	$0.63	$14.46	22.20x	108.95%	12.56%	132.23%	22.06x	$0.54	1.66%	18.61%	$764	12.13%	0.13%	0.47%	3.44%	0.59%	4.86%

State of Massachusetts
BFBC	Benjamin Frkln Bncrp Inc of MA	$12.74	$103.02	$0.59	$13.28	28.31x	95.93%	11.50%	145.60%	21.59x	$0.24	1.88%	40.68%	$896	11.98%	0.33%	0.40%	3.35%	0.53%	4.39%
BHLB	Berkshire Hills Bancorp of MA	$28.86	$255.18	$1.67	$30.12	22.20x	95.82%	11.76%	175.02%	17.28x	$0.60	2.08%	35.93%	$2,170	12.27%	0.82%	0.53%	4.45%	0.68%	5.72%
BRKL	Brookline Bancorp, Inc. of MA	$11.66	$694.76	$0.34	$9.18	34.29x	127.02%	29.30%	139.81%	34.29x	$0.34	2.92%	NM	$2,371	23.07%	0.16%	0.85%	3.53%	0.85%	3.53%
CEBK	Central Bncrp of Somerville MA	$22.10	$36.24	$0.41	$22.99	32.03	96.09%	6.60%	102.13%	NM	$0.72	3.26%	NM	$549	6.87%	0.06%	0.20%	2.90%	0.12%	1.72%
CBNK	Chicopee Bancorp, Inc. of MA	$14.37	$106.90	$0.16	$14.75	NM	97.42%	22.79%	97.42%	NM	$0.00	0.00%	0.00%	$469	23.39%	0.26%	-0.46%	-2.18%	0.26%	1.24%
HBNK	Hampden Bancorp, Inc. of MA	$10.40	$82.68	($0.36)	$12.80	NM	81.25%	16.18%	81.25%	NM	$0.12	1.15%	NM	$511	19.92%	0.72%	-0.52%	-4.13%	-0.54%	-4.25%
HIFS	Hingham Inst. for Sav. of MA	$30.24	$64.08	$2.01	$25.10	15.04x	120.48%	9.03%	120.48%	15.04x	$0.80	2.65%	39.80%	$710	7.50%	0.06%	0.62%	8.22%	0.62%	8.22%
LSBX	LSB Corp of No. Andover MA	$16.25	$74.70	$0.66	$12.89	NM	126.07%	13.35%	126.07%	24.62x	$0.56	3.45%	NM	$560	10.59%	0.02%	0.12%	1.13%	0.56%	5.32%
LEGC	Legacy Bancorp, Inc. of MA	$12.80	$128.14	$0.32	$14.16	NM	90.40%	15.17%	92.42%	40.00x	$0.16	1.25%	50.00%	$844	16.79%	0.30%	0.23%	1.30%	0.39%	2.19%
MASB	MassBank Corp. of Reading MA	$34.00	$146.88	$1.51	$24.83	21.12x	136.93%	17.98%	138.38%	22.52x	$1.12	3.29%	74.17%	$817	13.13%	0.02%	0.83%	6.55%	0.78%	6.14%
MFLR	Mayflower Co-Op. Bank of MA	$11.55	$24.21	$0.44	$9.36	23.10x	123.40%	9.99%	123.66%	26.25x	$0.40	3.46%	NM	$242	8.10%	NA	0.43%	5.47%	0.38%	4.81%
WFD	New Westfield Fin. Inc. of MA	$8.95	$285.75	$0.20	$9.19	NM	97.39%	27.70%	97.39%	NM	$0.20	2.23%	NM	$1,032	28.44%	0.11%	0.65%	2.74%	0.68%	2.88%

Comparable Group
BFBC	Benjamin Frkln Bncrp Inc of MA	$12.74	$103.02	$0.59	$13.28	28.31	95.93%	11.50%	145.60%	21.59x	$0.24	1.88%	40.68%	$896	11.98%	0.33%	0.40%	3.35%	0.53%	4.39%
BHLB	Berkshire Hills Bancorp of MA	$28.86	$255.18	$1.67	$30.12	22.2	95.82%	11.76%	175.02%	17.28x	$0.60	2.08%	35.93%	$2,170	12.27%	0.82%	0.53%	4.45%	0.68%	5.72%
BRKL	Brookline Bancorp, Inc. of MA	$11.66	$694.76	$0.34	$9.18	34.29	127.02%	29.30%	139.81%	34.29x	$0.34	2.92%	NM	$2,371	23.07%	0.16%	0.85%	3.53%	0.85%	3.53%
CEBK	Central Bncrp of Somerville MA	$22.10	$36.24	$0.41	$22.99	32.03	96.13%	6.40%	102.17%	NM	$0.72	3.26%	NM	$566	6.60%	0.06%	0.20%	2.88%	0.12%	1.71%
CBNK	Chicopee Bancorp, Inc. of MA	$14.37	$106.90	$0.16	$14.75	NM	97.42%	22.79%	97.42%	NM	$0.00	0.00%	0.00%	$469	23.39%	0.26%	-0.46%	-2.18%	0.26%	1.24%
HIFS	Hingham Inst. for Sav. of MA	$30.24	$64.08	$2.01	$25.10	15.04	120.48%	9.03%	120.48%	15.04x	$0.80	2.65%	39.80%	$710	7.50%	0.06%	0.62%	8.22%	0.62%	8.22%
LSBX	LSB Corp of No. Andover MA	$16.25	$74.70	$0.66	$12.89	NM	126.07%	13.35%	126.07%	24.62x	$0.56	3.45%	NM	$560	10.59%	0.02%	0.12%	1.13%	0.56%	5.32%
LEGC	Legacy Bancorp, Inc. of MA	$12.80	$128.14	$0.32	$14.16	NM	90.40%	15.17%	92.42%	40.00x	$0.16	1.25%	50.00%	$844	16.79%	0.30%	0.23%	1.30%	0.39%	2.19%
MASB	MassBank Corp. of Reading MA	$34.00	$146.88	$1.51	$24.83	21.12	136.93%	17.98%	138.38%	22.52x	$1.12	3.29%	74.17%	$817	13.13%	0.02%	0.83%	6.55%	0.78%	6.14%
NHTB	NH Thrift Bancshares of NH	$14.00	$70.92	$0.80	$9.29	15.05	150.70%	10.84%	203.19%	17.50x	$0.52	3.71%	65.00%	$655	7.19%	0.09%	0.71%	9.89%	0.61%	8.51%

(1)
Average of High/Low or Bid/Ask price per share.
(2)
EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)
P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; PT/B = Price to tangible book value; and P/Core = Price to core earnings.
(4)
Indicated 12 month dividend, based on last quarterly dividend declared.
(5)
Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)
ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)
Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial,. LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.